EXHIBIT T3E-2

DANIEL J. BUSSEL (State Bar No. 121939),

MICHAEL L. TUCHIN (State Bar No. 150375), and

BRENDT C. BUTLER (State Bar No. 211273), Attorneys with

KLEE, TUCHIN, BOGDANOFF & STERN LLP

2121 Avenue of the Stars, 33rd Floor

Los Angeles, California 90067-5061

Telephone:   (310) 407-4000

Facsimile:    (310) 407-9090

Reorganization Counsel for

Debtors and Debtors in Possession

Debtors’ Mailing Address

27442 Portola Parkway, Suite 200

Foothill Ranch, CA 92610

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re:

FOUNTAIN VIEW, INC., a Delaware corporation, et al.

Debtors.

Case No.:	LA 01-39678 BB through
LA 01-39697 BB

And	LA 01-45516 BB; LA 01-45520 BB; and LA 01-45525 BB

(Jointly Administered under Case No. LA 01-39678 BB)

Chapter 11

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION DATED APRIL 22, 2003

Confirmation Hearing

Date:	July 3, 2003
Time:	11:00 a.m.
Place:	Courtroom 1475 Royal Federal Building 255 E. Temple Street Los Angeles, CA 90021

TABLE OF CONTENTS

I.	DEFINITIONS	1

	A. Defined Terms	1

	B. Rules of Construction	20

II.	DESIGNATION OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS	21

	A. Summary of Classification of Claims	21

	B. Allowance and Treatment of Unclassified Claims (Administrative Claims, Priority Tax Claims, and Priority Claims)	23

	1. Administrative Claims	23

	2. Priority Claims	26

	C. Classification and Treatment of Secured Claims (Classes 1, 2, 3, 4, 5, 6, 7, & 8)	26

	1. Class 1 (Bank Midwest—Impaired)	26

	2. Class 2 (Woodlands Place Nursing Center, L.P.—Impaired)	27

	3. Class 3 (Secured Tax Claims—Unimpaired)	28

	4. Class 4 (Union Bank of California—Unimpaired)	28

	5. Class 5 (Leonard and Catherine May—Unimpaired)	29

	6. Class 6 (Bergen—Impaired)	29

	7. Class 7 (Other Secured Claims Including Personal Property Lessors—Unimpaired)	30

	8. Class 8 (Agent and Lenders—Unimpaired)	31

	D. Classification and Treatment of Unsecured Claims (Classes 9, 10, 11, & 12)	32

	1. Class 9 (11¼% Notes—Impaired)	32

	2. Class 10 (General Unsecured Claims—Impaired)	35

	3. Class 11 (Convenience Claims—Unimpaired)	39

	4. Class 12 (Insured Professional Liability Claims—Impaired)	39

	5. Class 13 (Other Subordinated Claims—Impaired)	40

	E. Treatment of Interests (Classes 14, 15, 16, 17, 18, & 19)	40

i

1. Class 14 (Existing Preferred Stock—Impaired)	40

2. Class 15 (Existing Class A Common Stock—Impaired)	41

3. Class 16 (Existing Class B Common Stock—Impaired)	42

4. Class 17 (Existing Class C Common Stock—Impaired)	42

5. Class 18 (Existing Warrants—Impaired)	42

6. Class 19 (Existing Management Incentives and Other Existing Interests—Impaired)	43

III. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	43

A. Assumption and Assignment of Contracts and Leases	43

1. Schedule of Assumed or Assigned Agreements	43

2. Cure Payments	44

3. Objections to Assumption or Assignment or Proposed Cure Payments	45

4. Liens with Respect to Assumed Contracts and Leases Pursuant to the Exit Facility and Plan	45

B. Rejection of Contracts and Leases	46

1. Schedule of Rejected Agreements	46

2. Bar Date for Rejection Damage Claims	47

C. Postpetition Contracts and Leases	47

IV. MEANS OF EXECUTION AND IMPLEMENTATION OF THE PLAN AND OTHER PROVISIONS	48

A. Substantive Consolidation	48

B. Corporate Restructuring Plan	48

C. Exit Facility	49

D. Amendment to Articles of Incorporation	50

E. The Claims Agent	50

1. Designation of the Claims Agent	50

2. Powers and Duties	50

F. Revesting of Assets	51

G. Preservation of Causes of Action	51

H. Objections to Claims and Interests	52

I. Distribution of Property Under the Plan	53

1. Manner of Cash Payments Under The Plan	53

2. No De Minimis Distributions	53

3. No Distribution with Respect to Disputed Claims	53

4. Delivery of Distributions and Undeliverable or Unclaimed Distributions	54

a. Delivery of Distributions in General	54

b. Delivery of 11¼% Noteholder Distributions	54

c. Distribution to Interest Holders Under the Plan	56

d. Undeliverable and Unclaimed Distributions	57

J. Cancellation of Interests	58

K. Full Satisfaction	58

L. Compliance With Tax Requirements	58

M. Setoff, Recoupment and Other Rights	58

N. Dissolution of the Debtors other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors	58

O. Conditions to Effectiveness of the Plan	59

1. Conditions	59

2. Waiver of Conditions	59

V. MISCELLANEOUS PROVISIONS	60

A. Limitations of Liability	60

1. For Solicitation or Participation	60

2. For Actions in Connection with Plan and Related Matters	60

3. No Admissions	61

B. Dissolution of Committees	61

C. Exemption from Certain Transfer Taxes	61

D. Modifications of the Plan	62

E. Revocation of the Plan	62

F. Post-Effective Date Effect of Evidences of Claims or Interests	62

G. Nonapplicability of Local Rule 3020-1(2)	62

H. Successors and Assigns	62

I. Saturday, Sunday, or Legal Holiday	63

J. Governing Law	63

K. Severability of Plan Provisions	63

L. Application of Code Section 1145	63

VI. EFFECT OF CONFIRMATION OF THE PLAN	64

A. Discharge and Injunction	64

B. Payment of Statutory Fees	65

C. Retention of Jurisdiction	65

VII. RECOMMENDATION AND CONCLUSION	68

Fountain View, Inc. and its 22 Chapter 11 affiliates, debtors and debtors in possession in the above-captioned jointly administered chapter 11 cases, hereby propose this Debtors’ Third Amended Joint Plan of Reorganization Dated April 22, 2003.

I.

DEFINITIONS

A. Defined Terms.

In addition to any other terms that are defined in the Plan, the following capitalized terms, when used in the Plan or the accompanying Disclosure Statement, have the meanings set forth below.

“Administrative Claim” means a Claim for administrative costs or expenses that are allowable under Code sections 503(b), 507(b), or 1114(e). These costs or expenses may include: (i) Administrative Tax Claims; (ii) Ordinary Course Administrative Claims; or (iii) Non-Ordinary Course Administrative Claims.

“Administrative Tax Claim” means a Claim that is not an Allowed Secured Claim and that a government unit asserts against a Debtor either for taxes or for related interest or penalties for any period of time that—in whole or in part—falls after the commencement of the Reorganization Cases through and including the Effective Date.

“ADR Procedures” means those procedures (as they may be modified by the Plan and Confirmation Order) supplementing the Claims adjudication procedures set forth in the Code and the Bankruptcy Rules for the liquidation of professional liability Claims established by the Order Establishing Alternative Dispute Resolution Procedures (the “ADR Order”) entered on the Court’s official docket on June 17, 2002. Pursuant to the ADR Procedures, all holders of prepetition personal injury or wrongful death claims and their attorneys, agents, employees, servants, and successors are stayed from proceeding against the Debtors and any successors (including the Estates and the Reorganized Enterprise), any other defendant or defendants with respect to such claims and their insurers. The Debtors’ primary and excess insurance carriers are also obligated to participate in good faith in the mediations provided for by the ADR Procedures. Those parties that submit to the ADR

Procedures agree to participate in negotiations and mediate with the Debtors to attempt to reach a settlement. The Plan provides for the Court to enter an injunction pursuant to the Confirmation Order, providing that the commencement or continuation of all personal injury or wrongful death actions will be enjoined from proceeding except in conformity with the ADR Procedures (or, as applicable, the Code’s claim adjudication process). Pursuant to the Plan and the Confirmation Order, the ADR Procedures will apply to all personal injury or wrongful death actions that are based on Claims that arose prior to the Confirmation Date. Relief from the injunction implementing the ADR Procedures and established by the Confirmation Order will not be granted unless (i) both the entity seeking relief from the injunction and the Reorganized Enterprise certify in writing that they have attempted to settle their dispute in good faith pursuant to the ADR Procedures, and, notwithstanding the completion of the ADR Procedures, they have failed to reach a settlement; or (ii) the entity seeking relief from the injunction established by the Confirmation Order otherwise establishes good cause not to follow the ADR Procedures under the circumstances of the particular case.

“Agent” means Bank of Montreal, and its successors and assigns, as Agent for the Lenders pursuant to the Prepetition Credit Agreement.

“Allowed Administrative Claim” means an Administrative Claim that is allowed as set forth in Section II.B.1.

“Allowed Claim” or “Allowed Interest” means with respect to any of the Debtors, as the case may be, a Claim or Interest, other than an Administrative Claim, to the extent that:

(i) Either: (a) a proof of Claim or proof of Interest was timely Filed; or (b) a proof of Claim or proof of Interest is deemed timely Filed either under Bankruptcy Rule 3003(b)(1)-(2) or by a Final Order; and

(ii) Either: (a) the Claim or Interest is not a Disputed Claim or a Disputed Interest; or (b) the Claim or Interest is allowed either by a Final Order or under the Plan.

Unless otherwise specified in the Plan, an Allowed Claim does not include interest on the Claim accruing after the Petition Date. Moreover, any portion of a Claim that is satisfied or released during the Reorganization Cases is not an Allowed Claim.

“Avoidance Actions” means any causes of action held by any of the Debtors or the Estates arising out of Code sections 542, 544, 545, 547, 548, 549, 550, 551, and 553.

“Ballot” means the form of ballot approved by the Court for parties in interest in the Reorganization Cases to cast votes and make appropriate elections under the Plan.

“Bank Midwest Advance” means the advance to Reorganized Fountain View in the amount of $630,000 from the holder of the Class 1 Claim to be made within five days after the Effective Date on the terms set forth in the Bank Midwest Stipulation.

“Bank Midwest Amended and Restated Note” means the amended and restated promissory note made by the New Woodlands Entity in a principal amount equal to (i) $4,927,126 (ii) Bank Midwest’s reasonable legal fees and expenses in an amount not to exceed $75,000, (iii) $630,000, and (iv) $1,206.13; payable in equal monthly installments of principal and interest at 6% based on a 300-month (25-year) amortization schedule (and monthly tax and insurance payments as required by the Deed of Trust Note held by the holder of the Class 1 Claim) commencing on the Effective Date, but maturing in full on the seventh anniversary of the Effective Date, and prepayable without premium or penalty at any time, and otherwise, except as may hereafter be expressly agreed by the Debtors and the holder of the Class 1 Claim, on the same terms as those of that certain Deed of Trust Note dated March 6, 1985 as subsequently renewed, modified, extended and consolidated pursuant to that certain Allonge thereto dated December 1, 1993.

“Bank Midwest Deed of Trust” means that certain Deed of Trust dated December 1, 1993 assigned to Bank Midwest by instrument dated July 17, 2001 recorded in the real property records of Montgomery County, Texas and constituting a first priority lien against the real property associated with the long-term care facility known as the “Woodlands” located in such county and owned and operated by the Debtors.

“Bank Midwest Security Agreement” means a new security agreement between the holder of the Class 1 Claim and the New Woodlands Entity that, except as may be expressly agreed otherwise by the Debtors and the holder of the Class 1 Claim, shall be on the same terms as that certain Security Agreement dated December 1, 1993 between Bank Midwest’s predecessor in interest, the Secretary of Housing and Urban Development, and Woodlands Place Nursing Center, Inc., and that, when properly perfected, will constitute a first priority lien against the property subject to the Bank Midwest Security Agreement.

“Bank Midwest Stipulation” means that certain Stipulation Regarding Treatment Of Bank Midwest Claim Under Debtors’ Amended Joint Plan Of Reorganization dated April 14, 2003 between Bank Midwest, N.A. and the Debtors and approved by Order of the Court on April 15, 2003.

“Bankruptcy Code” or “Code” means title 11 of the United States Code, as applicable in the Reorganization Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable in the Reorganization Cases.

“Bar Date” means August 30, 2002 or such later date as fixed by the Court, pursuant to the Court’s Order (1) Establishing Procedures And Deadlines For Filing Proofs Of Claim And Interest; (2) Establishing Ramifications For Failure To Comply Therewith; And (3) Approving Form And Scope Of Notice Thereof entered on the Court’s official docket on June 5, 2002.

“Bergen” means AmerisourceBergen Drug Corporation, formerly known as Bergen-Brunswig Drug Company, the holder of the Class 6 Claim.

“Bergen Note” means the secured promissory note in the form filed with the Court on or before the Exhibit Filing Date issued to Bergen (or, if applicable, any transferee of Bergen holding the Class 6 Claim) by Reorganized Summit Care Pharmacy.

“Business Assets” means the rights, titles, interests, licenses, permits, and property (constituting substantially all the assets related to the operations of the Debtors’ businesses) transferred or assigned to the Post-Effective Date Subsidiaries pursuant to the Corporate Restructuring Plan or retained by Reorganized Summit Care Pharmacy or the Other Reorganized Debtors.

“Business Day” means a day that is not a Saturday, Sunday, or legal holiday (as such term is defined in Bankruptcy Rule 9006(a)).

“Check-the-Box Election” means an election made under Section 301.7701-3 of the Tax Code.

“Claim” means a claim as defined in Code section 101(5) against any Debtor or any Estate.

“Class” means a group of Claims or Interests as classified under the Plan.

“Class 10 Deferred Obligation” means the secured obligation of Reorganized Fountain View under the Plan in the principal amount equal to 60% of the Allowed Claim of each holder of a Class 10 Allowed Claim electing payment option 10B who is not a Continuing Creditor.

“CMS Stipulation” means that certain stipulation, resolving certain alleged deficiencies cited in prepetition surveys conducted by the Texas Department of Human Services, between the Center for Medicare and Medicaid Services of the United States Department of Health and Human Services and Summit Care Texas, L.P. dated as of September 9, 2002 and approved by the Court by Order entered on its official docket October 7, 2002.

“General Claim Holder Agency Agreement” means the agency agreement between Reorganized Fountain View and the Claims Agent (and such related documents as are necessary to evidence and perfect the liens created to secure the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation and the Vendors’ Lien under otherwise applicable non-bankruptcy law) pursuant to which the Claims Agent shall be authorized to enforce the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation and the Vendors’ Lien, all such documents in a form to be submitted by the Debtors in the Plan Supplement and reasonably acceptable to the Creditors’ Committee.

“Claims Agent” means the agent under the General Claim Holder Agency Agreement.

“Committees” means the Creditors’ Committee and the Noteholders’

Committee.

“Confirmation Date” means the date on which the Confirmation Order is entered on the Court’s official docket.

“Confirmation Hearing” means the hearing regarding Plan confirmation held pursuant to Bankruptcy Code section 1128.

“Confirmation Hearing Date” means the first date on which the Court holds the Confirmation Hearing.

“Confirmation Order” means the Court order under Code section 1129 confirming this Plan as it may be subsequently amended or modified.

“Continuing Creditor” means those holder of a Class 10 Claim designated on Exhibit 13 to the Disclosure Statement or as may otherwise be specifically designated in writing by the Debtors that have agreed to extend new credit in connection with providing goods or services to the Reorganized Enterprise in an amount and on terms no less favorable than the terms extended by such holder to the Debtors prior to the Petition Date or in an amount and on terms otherwise acceptable to the Reorganized Enterprise.

“Continuing Creditor Deferred Obligation” means the secured obligation of Reorganized Fountain View under the Plan in the principal amount equal to 35% of the Allowed Claim of each holder of a Class 10 Allowed Claim electing payment option 10B that is a Continuing Creditor.

“Convenience Claims” means Allowed Unsecured Claims, other than Claims for principal and interest arising under the 11¼% Notes, that are either: (i) less than or equal to $1,000; or (ii) voluntarily compromised by the holder pursuant to the Convenience Class Election.

“Convenience Class Election” means the timely election by the holder of an Allowed Unsecured Claim (other than Claims arising under the 11¼% Notes) in excess of $1,000 to receive $1,000 in cash on the Effective Date on account of all such holder’s Class 10 Allowed Claims, in lieu of the treatment otherwise afforded Class 10 Claims, and in full satisfaction thereof. Notwithstanding the foregoing, any holder that makes the Convenience

Class Election but holds aggregate Allowed Class 10 Claims in excess of $1,250 will be treated in Class 10 under payment option 10A as voting in favor of the Plan and will receive cash equal to 80% of such holder’s Allowed Claims without postpetition interest.

“Corporate Restructuring Plan” means the transactions pursuant to which the Business Assets of the Debtors (other than those retained by Reorganized Summit Care Pharmacy or the Other Reorganized Debtors) will be transferred to the Post-Effective Date Subsidiaries pursuant to the Plan and the Corporate Restructuring Closing Documents.

“Corporate Restructuring Closing Documents” means the final documentation for the Corporate Restructuring Plan to be Filed by the Debtors as part of the Plan Supplement.

“Court” means the United States Bankruptcy Court for the Central District of California or any other court that properly exercises jurisdiction over the Reorganization Cases.

“Creditors’ Committee” means the official committee of creditors holding unsecured Claims (other than Claims arising under the 11¼% Notes) that the U.S. Trustee appointed, pursuant to Bankruptcy Code section 1102, in the Reorganization Cases.

“Cure Payments” means amounts that Bankruptcy Code section 365(b)(1) requires be paid in order for the Debtors to cure defaults under the executory contracts and unexpired leases listed on the Schedule of Assumed or Assigned Agreements that will be assumed or assigned under the Plan.

“Debtor” means any of the Debtors, individually, as the case may be.

“Debtors” means, collectively, Fountain View, Inc., a Delaware corporation; Fountain View Holdings, Inc., a Delaware corporation; Fountain View Management, Inc., a California corporation; Summit Care Corporation, a California corporation; Summit Care Pharmacy, Inc., a California corporation; Summit Care Management Texas, Inc., a Texas corporation; Summit Care Texas, L.P., a Texas limited partnership; Summit Care Texas Equity, Inc., a California corporation; Summit Care Texas No. 2, Inc., a Texas corporation; Summit Care Texas No. 3, Inc., a Texas corporation; Summit Care California, Inc., a

California corporation; Elmcrest Convalescent Hospital, a California corporation; BIA Hotel Corp., a California corporation; AIB Corp., a California corporation; Fountainview Convalescent Hospital, a California corporation; Alexandria Convalescent Hospital, Inc., a California corporation; Rio Hondo Nursing Center, a California corporation; Sycamore Park Convalescent Hospital, a California corporation; Brier Oak Convalescent, Inc., a California corporation; I. ‘n O., Inc., a California corporation; Locomotion Therapy, Inc., a Delaware corporation; Locomotion Holdings, Inc., a Delaware corporation; and On-Track Therapy Center, Inc., a California corporation.

“Debtors’ Counsel” means Klee, Tuchin, Bogdanoff & Stern LLP.

“Disbursing Agent” means Reorganized Fountain View or any entity or entities employed by Reorganized Fountain View, in its sole discretion, to make disbursements in accordance with the Plan; provided, however, that, with respect to Claims for principal and interest arising under the 11¼% Notes, the Disbursing Agent means the Indenture Trustee.

“Disclosure Statement” means the Debtors’ Disclosure Statement Dated April 22, 2003, as it may be amended, Filed in connection with the Plan.

“Disputed Claim or Disputed Interest” means a Claim or Interest:

(i) As to which a proof of Claim is Filed or is deemed Filed under Bankruptcy Rule 3003(b)(1) or a proof of Interest is Filed or is deemed Filed under Bankruptcy Rule 3003(b)(2); and

(ii) As to which: (a) an objection has been timely Filed and has not been overruled by a Final Order or withdrawn; or (b) a Debtor has listed such Claim or Interest on its Schedules as disputed, contingent, or unliquidated.

“Distribution Date” means the date, occurring on or as soon as reasonably practicable (and in no event more than 30 days) after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests under the Plan.

“Effective Date” means the first day that is a Business Day (i) that is at least eleven days after the Confirmation Date, (ii) on which no stay of the Confirmation Order is in effect, and (iii) on which all of the conditions set forth in Section IV.O, below, have been satisfied or waived in accordance with the Plan.

“11¼% Notes” means the 11¼% Senior Subordinated Notes due 2008 issued by Fountain View, Inc. pursuant to that certain trust indenture dated April 16, 1998 between State Street Bank & Trust, N.A. and Fountain View, Inc. Claims for principal and interest arising under the 11¼% Notes shall be Allowed Claims in an aggregate amount equal to $133,012,500.

“Estates” means the estates created in the Reorganization Cases under Code section 541.

“Excess Cash Flow” means the amount (based on annual audited results, not projected cash flows) by which Reorganized Fountain View and the Post-Effective Date Subsidiaries, on a consolidated basis, generate cash in excess of their reasonable operating, financing, and investing needs (including, without limitation, scheduled amortization and mandatory prepayment of the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation) to be determined in accordance with the terms of the indenture governing the New Public Notes in a manner reasonably acceptable to the Debtors, the Noteholders’ Committee, and the lenders under the Exit Facility.

“Exhibit Filing Date” means the date that is the last Business Day that is at least ten days prior to the Confirmation Hearing Date.

“Existing Class A Common Stock” means the 1,000,000 shares of Class A Common Stock of Fountain View, Inc. issued and outstanding immediately prior to the Effective Date.

“Existing Class B Common Stock” means the 114,202 shares of Class B common stock of Fountain View, Inc. issued and outstanding immediately prior to the Effective Date.

“Existing Class C Common Stock” means the 20,742 shares of Class C common stock of Fountain View, Inc. issued and outstanding immediately prior to the

Effective Date.

“Existing Management Incentives” means the options to purchase 23,793 shares of Existing Class C Common Stock issued to present and former directors, officers and employees.

“Existing Preferred Stock” means the 15,000 shares of preferred stock of Fountain View, Inc. issued and outstanding immediately prior to the Effective Date.

“Existing Warrants” means the warrants issued and outstanding immediately prior to the Effective Date to purchase 50,377 shares of Existing Class C Common Stock at a price of $.01 per share.

“Exit Facility” means the term loans and revolving loans and commitments to be made to the Reorganized Enterprise pursuant to the Exit Facility Closing Documents and Section IV.C as a condition to the occurrence of the Effective Date. The liens and security interests securing the Exit Facility shall be subject to prior liens and security interests retained by the holders of Class 1, Class 2, Class 3, Class 4 and Class 7 Claims pursuant to the Plan and contractually senior to the liens securing the Bergen Note, the Class 10 Deferred Obligation, the New Public Notes, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien.

“Exit Facility Closing Documents” means the final documentation contemplated by the Exit Facility Commitment Letters evidencing and establishing the Exit Facility in the form to be submitted by the Debtors in the Plan Supplement.

“Exit Facility Commitment Letters” means that certain commitment letter dated March 6, 2003, as it may thereafter be amended, between CapitalSource Finance LLC, Highbridge/Zwirn Opportunity Fund LP and the Debtors; and that certain commitment letter dated March 7, 2003, as it may thereafter be amended, between Column Financial, Inc. (an affiliate of Credit Suisse First Boston) and the Debtors. The Exit Facility Commitment Letters are attached as exhibits to the Disclosure Statement.

“Filed” means filed with the Court and reflected on the Court’s official docket.

“Final Order” means an order or judgment of the Court entered on the Court’s official docket:

(i) that has not been reversed, rescinded, or stayed;

(ii) that is in full force and effect; and

(iii) with respect to which: (a) the time to appeal or to seek review, remand, rehearing, or a writ of certiorari has expired and as to which no timely filed appeal or petition for review, rehearing, remand, or writ of certiorari is pending; or (b) any such appeal or petition has been dismissed, withdrawn, or resolved by the highest court to which the order or judgment was timely appealed, or from which review, rehearing, remand, or a writ of certiorari was timely sought.

“Indenture Trustee” means US Bank, N.A., in its capacity as successor indenture trustee for the 11¼% Notes pursuant to that certain trust indenture dated April 16, 1998 between State Street Bank & Trust, N.A. and Fountain View, Inc.

“Initial Cash Payment” means $50 million dollars plus an amount equal to the amount (if any) by which the Debtors’ cash, cash equivalents, and undrawn revolving commitments on the Effective Date exceed $30 million after giving effect to all payments required by the Plan.

“Interest” means the interest, whether or not asserted, of any holder of an equity security of the Debtors as defined in Code section 101(17), including the Existing Class A Common Stock, the Existing Class B Common Stock, the Existing Class C Common Stock, Existing Warrants, and Existing Management Incentives.

“Lenders” means the Agent, and those parties for whom the Agent acts, to wit, the Bank of Montreal, BNP Paribas, ING Capital Advisors LLC, PB Capital Corp., Heller Financial Corp., General Electric Capital Corp., Golden Tree High Yield Opportunity Fund I and II, Pilgrim America Prime Rate Trust, and Credit Suisse First Boston, and their respective successors and assigns, as lenders under the Prepetition Credit Agreement.

“New Class A Common Stock” means the Class A Common Stock of Reorganized Fountain View to be issued and outstanding as of the Effective Date.

“New Preferred Stock” means the preferred stock of Reorganized Fountain

View to be issued and outstanding as of the Effective Date.

“New Public Notes” means notes issued under the Plan to holders of Class 9 Allowed Claims by Reorganized Fountain View and guaranteed by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries (except for any special purpose entities formed for insurance coverage purposes) to the extent permitted by the Exit Facility.

“New Woodlands Entity” means the Post-Effective Date Subsidiaries to be formed under the Plan to own and operate the long-term care facility owned by Summit Care Texas, L.P., located in Montgomery County, Texas and known as the “Woodlands.”

“Non-Ordinary Course Administrative Claims” means Administrative Claims that are not Ordinary Course Administrative Claims and include: (i) Professional Fee Claims; (ii) Cure Payments; (iii) U.S. Trustee fees under 28 U.S.C. § 1930; (iv) the reasonable trustee fees and expenses, and the reasonable attorneys’ fees and expenses, of the Indenture Trustee in the aggregate approximate amount of $125,000; and (v) any other Claim arising after the Petition Date and before the Effective Date that is not an Ordinary Course Administrative Claim.

“Noteholders’ Committee” means the official committee of holders of the 11¼% Notes that the U.S. Trustee appointed, pursuant to Code section 1102, in the Reorganization Cases.

“Noteholder Prepayment Percentage” means the ratio (expressed as a percentage) of the cumulative aggregate principal prepayments made on account of the New Public Notes to the aggregate principal amount of New Public Notes issued on the Effective Date.

“Noteholders’ Stock” or “Noteholders’ Stock Distribution” means 58,642 shares of New Class A Common Stock issued to holders of Class 9 Allowed Claims by Reorganized Fountain View.

“Ordinary Course Administrative Claims” means any Administrative Claim arising from the provision of goods or services to the Debtors in the ordinary course of business of the Debtors and the provider of goods or services after the Petition Date and before the Effective Date.

“Other Existing Interests” means, collectively, any Interests in any of the Debtors including options, warrants, and any other rights to purchase or otherwise acquire Interests, and any stock appreciation or similar rights, existing prior to the Effective Date, other than the Existing Class A Common Stock, Existing Class B Common Stock, Existing Class C Common Stock, Existing Preferred Stock, Existing Warrants, and Existing Management Incentives.

“Other Reorganized Debtors” mean those Debtors, if any, other than Reorganized Fountain View or Reorganized Summit Care Pharmacy that will not be dissolved as of the Effective Date pursuant to the Corporate Restructuring Plan.

“Other Secured Claims” means any Secured Claim (including without limitation the Secured Claims of personal property lessors), other than those Secured Claims in Classes 1, 2, 3, 4, 5, 6 or 8.

“Other Subordinated Claims” means any Claim that is subject to subordination to an Allowed Claim in Classes 9, 10 or 11, or Allowed Interest in any junior class, whether by contract, by operation of law, or in accordance with equitable principles, including by operation of Code sections 510 or 726, including without limitation any Claim for punitive damages, fines or penalties, and including without limitation Claims under Texas Revised Civil Statutes article 4590(i) section 11.02, Texas Civil Practice & Remedies Code section 41.008, California Welfare & Institutions Code section 15657(a), California Business & Professions Code section 17200, California Civil Code sections 3294 & 3345, and California Civil Procedure Code section 1021.5, as well as any predecessor or successor laws thereto, or any similar foreign, federal, or state law, regulation or common law, from any jurisdiction, giving rise to any such Claim.

“Petition Date” means (i) October 2, 2001 for all of the Debtors other than Summit Care Texas No. 3, Inc., Fountain View Management Inc., and On-Track Therapy, Inc.; and (ii) November 28, 2001 for Summit Care Texas No. 3, Inc., Fountain View

Management Inc., and On-Track Therapy, Inc.

“Plan” means the Debtors’ Third Amended Joint Plan of Reorganization Dated April 22, 2003, as it may be subsequently modified or amended.

“Plan Supplement” means the forms of supporting documents necessary to implement the terms of the Plan to be Filed by the Debtors on or before the Exhibit Filing Date.

“Post-Effective Date Subsidiaries” means the directly and indirectly held subsidiaries of Reorganized Fountain View to be formed and become the successors (by sale, assignment, or merger) to the Business Assets not retained by Reorganized Summit Care Pharmacy or any Other Reorganized Debtor pursuant to the Plan and Corporate Restructuring Closing Documents.

“Prepetition Credit Agreement” means that certain Amended and Restated Credit Agreement dated April 16, 1998, as amended from time to time, between the Debtors and the Agent, as agent for the Lenders and any and all related documents, including all documents related to security interests, liens and secured claims of the Agent and Lenders.

“Prepetition Professional Liability Policies” mean (i) policy number B 1999CN00002000 subscribed by Certain Underwriters at Lloyds, London, including but not limited to St. Paul Syndicate Management Limited, American Re/Insurance Company and Great Lakes Reinsurance Company UK, each a subsidiary of Munich Re; (ii) policy number B2000CM00002004 subscribed by Certain Underwriters at Lloyds, London, including but not limited to St. Paul Syndicate Management Limited, American Re/Insurance Company and Great Lakes Reinsurance Company UK, each a subsidiary of Munich Re; (iii) policy number BE 357-94-52 issued by American International Specialty Lines; (iv) policy number BE 476-09-60 issued by American International Specialty Lines/AIU; (v) policy number 2004776 issued by Lexington Insurance Co./AIU; (vi) policy number P159392046 issued by CNA Health Pro; and (vii) policy number UP012395 issued by US Risk.

“Priority Claim” means an Allowed Claim entitled to priority against any Estate under Code section 507(a)(3), 507(a)(4), or 507(a)(6).

“Priority Tax Claim” means an Allowed Claim entitled to priority against any Estate under Code section 507(a)(8).

“Pro Rata” means proportionately so that the ratio of (i) the amount of consideration distributed on account of a particular Allowed Claim or Allowed Interest to (ii) the Allowed Amount of the Allowed Claim or Allowed Interest, is the same as the ratio of (a) the amount of consideration available for distribution on account of all the Allowed Claims or Allowed Interests of the Class in which the particular Allowed Claim or Allowed Interest is included to (b) the amount of all Allowed Claims or Allowed Interests of that Class.

“Professional Fee Claim” means:

(a) A Claim under Code sections 327, 328, 330, 331, 503, or 1103 for compensation for professional services rendered or expenses incurred; or

(b) A Claim either under Code section 503(b)(4) for compensation for professional services rendered or under Code section 503(b)(3)(D) for expenses incurred in making a substantial contribution to the Estates.

“Record Date” means April 15, 2003, which is the date by which the record holders of the 11¼% Notes must be identified for purposes of the Plan.

“Rejection Damage Claim” means a Claim for rent, other obligations, or damages arising under an unexpired real property or personal property lease or executory contract rejected by any of the Debtors under Bankruptcy Code section 365.

“Reorganization Case” means any particular case commenced by a Debtor under chapter 11 of the Code on the Petition Date and pending before the Court.

“Reorganized Enterprise” means Reorganized Fountain View, Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries.

“Reorganized Fountain View” means Fountain View, Inc., after the Effective Date as reorganized pursuant to the Plan and the Confirmation Order.

“Reorganized Summit Care Pharmacy” means Summit Care Pharmacy,

Inc., after the Effective Date as reorganized pursuant to the Plan and the Confirmation Order.

“Resident Agreements” means agreements between one or more of the Debtors and each of the patients and residents at their long-term care facilities defining the terms of the services and stay, which include, inter alia, authorization (such as consents for treatment) necessary for the Debtors to carry out their services and bill third-party payors as well as defining the payment obligations of the patients and residents, including all agreements relating to surety bonds issued in connection with resident trust accounts pursuant to general agreements of indemnity, including those certain general agreements of indemnity (Form F5556-11-2000) between Summit Care-California, Inc., Summit Care-Texas, L.P. and Fountain View, Inc., on the one hand, and Western Surety Company, on the other hand.

“Schedule of Assumed or Assigned Agreements” means the schedule, as it may be subsequently amended, to be Filed with the Court and served on all affected non-debtor parties of executory contracts and unexpired leases that: (i) have been or will be assumed by Reorganized Fountain View; or (ii) have been or will be assumed and assigned by one or more of the Debtors to one or more of the Post-Effective Date Subsidiaries.

“Schedule of Rejected Agreements” means the schedule, as it may be subsequently amended, to be filed with the Court and served on all affected non-debtor parties to the hearing on the Disclosure Statement, of executory contracts and unexpired leases to be rejected by one or more of the Debtors as of the Effective Date.

“Schedules” means the schedules of assets and liabilities filed by the Debtors pursuant to Code section 521(1), as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secured Claim” means a Claim that is secured by a valid and unavoidable lien against property in which an Estate has an interest or that is subject to setoff under Code section 553. A Claim is a Secured Claim only to the extent of the value of the holder’s interest in an Estate’s interest in the collateral securing the Claim or to the extent of the amount subject to setoff, whichever is applicable, and as determined under Code section

506(a).

“Secured Tax Claim” means a Secured Claim of a governmental unit for the payment of taxes.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement dated March 27, 1998 among the holders of the Existing Class A Common Stock, Existing Class B Common Stock, Existing Class C Common Stock, and the Existing Preferred Stock, as subsequently amended on May 4, 1998 and as it shall be amended as of the Effective Date to provide, that: (i) the holders of the Noteholders’ Stock Distribution shall be aggregated for purposes of determining whether any of them is a “Qualified Stockholder” (capitalized terms between quotation marks in this paragraph carry the meaning set forth in the Stockholders’ Agreement) and all such holders shall be deemed to be entitled to all the rights and subject to all the obligations of a “Qualified Stockholder,” under the Stockholders’ Agreement; (ii) no waiver, modification or amendment of the Stockholders’ Agreement shall be valid or binding on the holders of the Noteholders’ Stock unless it is in writing and approved by a majority in interest of the holders of the Noteholders’ Stock if the effect of such waiver, modification or agreement (A) differs in a material and adverse manner from the effect on “Heritage” or (B) would eliminate any of the material rights of such holders of Noteholders’ Stock provided in the Stockholders’ Agreement or create any material additional obligations for the holders of Noteholders’ Stock; (iii) the last sentence of section 7.11 of the Stockholders’ Agreement shall provide that any waiver, modification or amendment which requires any “Investor,” “Management Stockholder” or holder of Noteholders’ Stock to make additional cash contributions shall require the consent of such “Investor,” “Management Stockholder” or holder of Noteholders’ Stock; and (iv) notwithstanding anything else to the contrary in the Stockholders Agreement no holder of Noteholders’ Stock shall be entitled to receive any report, securities filing or other information described in section 7.02 of the Stockholders’ Agreement except as otherwise provided in the indenture governing the New Public Notes or exercise the right of inspection afforded to “Qualified Stockholders” under section 7.03 of the Stockholders’ Agreement.

“Tax Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

“TDHS Settlement” means that certain settlement agreement, resolving certain alleged deficiencies cited in prepetition surveys conducted by the Texas Department of Human Services, between Summit Care Texas, L.P. and the Texas Department of Human Services dated as of April 14, 2003.

“Treasury Regulations” means regulations promulgated under the Tax Code by the United States Treasury Department.

“Union Bank Extension Agreement” means that certain First Amendment to Extension and Modification Agreement and Modification of Deed of Trust to be entered into between Union Bank of California, N.A. and the Debtors in the form filed with the Plan Supplement and effective upon the occurrence of the Effective Date.

“Unsecured Claim” means a Claim that is not an Administrative Claim, an Administrative Tax Claim, a Priority Claim, a Priority Tax Claim, a Secured Claim, a Secured Tax Claim, or an Other Subordinated Claim.

“U.S. Trustee” means the Office of the United States Trustee.

“Vendors’ Lien” means a junior lien in (i) the Debtors’ real property leases, and (ii) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses in favor of Continuing Creditors, securing extensions of credit by Continuing Creditors in connection with the provision of goods or services to the Reorganized Enterprise in an aggregate amount not to exceed $8 million, in all cases limited to the extent required by the Exit Facility, such liens to be expressly subordinate to the Exit Facility, on terms reasonably acceptable to the Exit Facility lenders, subject to any prior valid and enforceable liens in such assets including those liens securing the Bergen Note and of equal rank with the liens securing the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the New Public Notes; provided, however, that the Vendors’ Lien shall be subject to the same “basket” and release provisions as the lien securing the New Public Notes. The Vendors’ Lien shall be administered by the Claims Agent pursuant to the

General Claim Holder Agency Agreement between the Debtors and the Claims Agent. The Vendors’ Lien will expire on the date 18 months following the Effective Date unless there is a then-existing default in payment of the Continuing Creditor Deferred Obligation or other extension of maturity in which case the Vendors’ Lien will continue in force until such defaults are cured or the obligation satisfied.

“Woodlands Place Deed of Trust” means a new deed of trust between the holder of the Class 2 Claim and the New Woodlands Entity that, except as may be expressly agreed otherwise by the Debtors and the holder of the Class 2 Claim in accordance with the Woodlands Place Stipulation, shall be on the same terms as the Bank Midwest Deed of Trust provided however that such lien when properly perfected, will be junior to the lien of the Bank Midwest Deed of Trust and shall constitute a second priority lien against the property subject to the Bank Midwest Deed of Trust.

“Woodlands Place Note” means the secured promissory note in the form filed with the Court on or before the Exhibit Filing Date issued (i) to the holder of the Class 2 Claim; (ii) by the New Woodlands Entity; (iii) in a principal amount equal to $1,887,866.62 less the sum of all adequate protection payments received by the holder of the Class 2 Claim after June 6, 2003; (iv) bearing interest on the unpaid principal balance from and after December 1, 2003 at the rate of 9% per annum; (v) with principal and interest being payable monthly in arrears based on a 15-year amortization schedule commencing on the Effective Date; provided, however, that no interest shall be paid or accrued prior to December 1, 2003 and 100% of all monthly payments made prior to December 1, 2003 shall be credited entirely to principal and shall accordingly reduce the final payment due on maturity of the Woodlands Place Note; (v) shall mature in full upon the earlier of (y) the seventh anniversary of the Effective Date; or (z) the sale or other disposition of the Woodlands or the New Woodlands Entity to any person (“Subsequent Transferee”) that is not at least 80% owned or controlled directly or indirectly by Fountain View, Inc., unless the net worth of the Subsequent Transferee (or if the Subsequent Transferee is part of a consolidated group of affiliated entities, the net worth of the Subsequent Transferee’s consolidated group), as represented on its balance sheet, prepared in accordance with generally accepted accounting standards and provided to the holder of the Woodlands Place Note at least 15 days prior to the closing date of the transfer, is not less than that of the Reorganized Debtors on a consolidated basis as of the Effective Date, (vi) shall be prepayable without premium or penalty at any time and (vii) provide that the liens securing the Woodlands Place Note shall be subordinate to those of the holder of the Bank Midwest Amended and Restated Note (which, for the avoidance of doubt shall have been amended and restated to provide for, inter alia, repayment of the Bank Midwest Advance).

“Woodlands Place Security Agreement” means a new security agreement between the holder of the Class 2 Claim and the New Woodlands Entity that, except as may be expressly agreed otherwise by the Debtors and the holder of the Class 2 Claim in accordance with the Woodlands Place Stipulation, shall be on the same terms as the Bank Midwest Security Agreement provided however that such lien when properly perfected, will be junior to the lien of the Bank Midwest Security Agreement and will constitute a second priority lien against the property subject to the Bank Midwest Security Agreement.

“Woodlands Place Stipulation” means that certain Stipulation Regarding Treatment Of Woodlands Place Nursing Center L.P. Claim Under Debtors’ Joint Plan Of Reorganization dated June 9, 2003 between Woodlands Place Nursing Center L.P. and Filed with the Court.

B. Rules of Construction.

1. The rules of construction in Code section 102 apply to this Plan.

2. Except as otherwise provided in the Plan, Bankruptcy Rule 9006(a) applies when computing any time period under the Plan.

3. A term that is used in this Plan and that is not defined in this Plan has the meaning attributed to that term, if any, in the Code or the Bankruptcy Rules.

4. The definition given to any term or provision in the Plan supersedes and controls any different meaning that may be given to that term or provision in the Disclosure Statement.

5. Whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural.

6. Any reference to a document or instrument being in a particular form or on particular terms means that the document or instrument will be substantially in that form or on those terms.

7. Any reference to an existing document means the document as it has been, or may be, amended or supplemented.

8. Unless otherwise indicated, the phrase “under the Plan” and similar words or phrases refer to this Plan in its entirety rather than to only a portion of the Plan.

9. Unless otherwise specified, all references to Sections or Exhibits are references to this Plan’s Sections or Exhibits.

10. Section captions and headings are used only as convenient references and do not affect this Plan’s meaning.

11. The words “herein,” “hereto,” “hereunder,” and other words of similar import refer to this Plan in its entirety rather than to only a particular portion hereof.

II.

DESIGNATION OF CLASSES AND TREATMENT OF CLAIMS AND INTERESTS

A. Summary of Classification of Claims.

This Section classifies Claims—except for Administrative Claims, Priority Claims, and Priority Tax Claims, which are not classified—for all purposes, including voting, confirmation, and distribution under the Plan. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest falls within the Class description. To the extent that part of the Claim or Interest falls within a different Class description, that part of the Claim or Interest is classified in that different Class. The following table summarizes the Classes of Claims and Interests under this Plan.

CLASS	DESCRIPTION	IMPAIRED/ UNIMPAIRED	VOTING STATUS
None	Administrative Claims, Priority Claims and Priority Tax Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 1	Secured Claims of Bank Midwest (The Woodlands, TX)	Impaired	Entitled to Vote

Class 2	Secured Claims of Woodlands Place Nursing Center, L.P. (The Woodlands, TX)	Impaired	Entitled to Vote

Class 3	Secured Tax Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 4	Secured Claims of Union Bank of California, N.A.	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 5	Secured Claim of Leonard and Catherine May	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 6	Secured Claims of Bergen	Impaired	Entitled to Vote

Class 7	Other Secured Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 8	Secured Claims of the Agent and the Lenders	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 9	11 1/4% Note Claims	Impaired	Entitled to Vote

Class 10	General Unsecured Claims	Impaired	Entitled to Vote

Class 11	Convenience Claims	Unimpaired	Deemed to Accept – Vote Not Solicited

Class 12	Insured Professional Liability Claims	Impaired	Entitled to Vote

Class 13	Uninsured Punitive Damage Claims and Other Subordinated Liabilities	Impaired	Entitled to Vote

Class 14	Existing Preferred Stock	Impaired	Entitled to Vote

Class 15	Existing Class A Common Stock	Impaired	Entitled to Vote

Class 16	Existing Class B Common Stock	Impaired	Deemed to Reject – Vote Not Solicited

Class 17	Existing Class C Common Stock	Impaired	Entitled to Vote

Class 18	Existing Warrants	Impaired	Entitled to Vote

Class 19	Existing Management Incentives and Other Existing Interests	Impaired	Deemed to Reject – Vote Not Solicited

Notwithstanding anything to the contrary herein, no distributions will be made and no rights will be retained on account of any Claim (or Interest) that is not an Allowed Claim (or Allowed Interest).

The treatment in this Plan is in full and complete satisfaction of the legal, contractual, and equitable rights that each entity holding a Claim or an Interest may have in or against any Debtor, any Estate, or their respective property. This treatment supercedes and replaces any agreements or rights those entities have in or against any Debtor, any Estate, the Reorganized Enterprise, or their respective property. Except as otherwise specifically provided herein, all distributions under the Plan will be tendered to the entity holding the Allowed Claim or Allowed Interest.

B. Allowance and Treatment of Unclassified Claims (Administrative Claims, Priority Tax Claims, and Priority Claims).

Entities that hold Administrative Claims other than Ordinary Course Administrative Claims and that do not timely file and serve a proof of Claim or a motion seeking payment in accordance with this Section are forever barred from asserting those Administrative Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property.

1. Administrative Claims.

Allowance of Ordinary Course Administrative Claims: An entity holding an Ordinary Course Administrative Claim may, but need not, File a request for payment of its Claim. The Debtors or the Reorganized Enterprise may File an objection to an Ordinary Course Administrative Claim in their discretion. Unless the Debtors object to an Ordinary Course Administrative Claim, such Claim will be allowed in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

Allowance of Cure Payments: Cure Payments shall be allowed in accordance with the procedures set forth in Section III.A of the Plan.

Allowance of Non-Ordinary Course Administrative Claims (other than Professional Fee Claims and Cure Payments): Unless the Debtors or the Reorganized Enterprise otherwise agree or as otherwise expressly provided herein, Non-Ordinary Course

Administrative Claims other than Professional Fee Claims will be allowed only if:

(i)	On or before the sixtieth day after the Effective Date, the entity holding the Non-Ordinary Course Administrative Claim Files a request for payment of its Claim and serves the request on the Debtors’ Counsel, the U.S. Trustee, and counsel for the Committees; and

(ii)	The Court allows the Claim by Final Order.

The Reorganized Enterprise or any other party in interest may File an objection to such request for payment within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Entities holding Non-Ordinary Course Administrative Claims that do not timely File and serve a request for payment will be forever barred from asserting those Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property.

Allowance of Professional Fee Claims: A Professional Fee Claim will be allowed only if:

(i)	On or before the sixtieth day after the Effective Date, the entity holding the Professional Fee Claim both Files with the Court a final fee application or a motion requesting allowance and payment of the fees and serves the application or motion on the Debtors’ Counsel, the U.S. Trustee, and counsel to the Committees; and

(ii)	The Court allows the Claim.

The Reorganized Enterprise or any other party in interest may File an objection to such application or motion within the time provided by the Bankruptcy Rules or within any other period that the Court establishes. Entities holding Professional Fee Claims who do not timely File and serve a fee application or motion for allowance and payment will be forever barred from asserting those Claims against the Debtors, the Estates, the Reorganized Enterprise, or their respective property.

Treatment of Allowed Ordinary Course Administrative Claims: Unless the entity holding an Allowed Ordinary Course Administrative Claim and the Debtors agree otherwise, the Claim will be paid by the Disbursing Agent in accordance with the terms and conditions of the particular transaction that gave rise to the Claim.

Treatment of Allowed Non-Ordinary Course Administrative Claims:

(i) Professional Fee Claims – Unless the entity holding a Professional Fee Claim allowed by the Court agrees to different treatment, the Disbursing Agent will pay to that entity cash in the full amount of the Professional Fee Claim, without interest, within five days after the date on which the Court allows such Claim.

(ii) Cure Payments – Cure Payments will be made to the non-debtor parties to the executory contracts or unexpired leases set forth on the Schedule of Assumed or Assigned Agreements, in accordance with Section III.A.2 of the Plan.

(iii) U.S. Trustee fees under 28 U.S.C. § 1930 – The Disbursing Agent will pay to the U.S. Trustee all fees due and owing under 28 U.S.C. § 1930 in cash on the Effective Date.

(iv) Indenture Trustee’s Fees and Expenses and Indenture Trustee’s Attorneys’ Fees and Expenses. The Disbursing Agent will pay the reasonable trustee fees and expenses and the reasonable attorneys’ fees and expenses of the Indenture Trustee in the aggregate approximate amount of $125,000, without interest, on or before the later of: (i) 30 days after the Effective Date; or (ii) 30 days after the date (I) on which Reorganized Fountain View receives from the Indenture Trustee a reasonably detailed itemized statement of the trustee fees and expenses and attorneys’ fees and expenses it has incurred in connection with acting as Indenture Trustee so long as Reorganized Fountain View does not, within such 30 day period, give written notice to the Indenture Trustee that it disputes the reasonableness of such fees and expenses or any part thereof, or (II) the Claim of the Indenture Trustee for reimbursement of its reasonable trustee fees and expenses and its reasonable attorneys’ fees and expenses becomes an Allowed Claim. If Reorganized Fountain View gives the Indenture Trustee timely written notice that it disputes the reasonableness of the trustee fees and expenses or the attorneys’ fees and expenses, or any part thereof, for which the Indenture Trustee seeks reimbursement, the amount of the Allowed Claim on account of such fees and expenses shall be determined by the Court as if such Claim were a Professional Fee Claim.

(v) Other Non-Ordinary Course Administrative Claims – Unless the entity holding an Allowed Non-Ordinary Course Administrative Claim (other than a Professional Fee Claim, Cure Payment, Indenture Trustee fee Claim, or U.S. Trustee fee Claim) and the Debtors agree otherwise, the Disbursing Agent will pay to that entity cash in the Allowed Claim’s full amount, without interest, on or before the latest of: (a) 30 days after the Effective Date; (b) 30 days after the date on which the Non-Ordinary Course Administrative Claim becomes an Allowed Claim; or (c) the date on which the Allowed Claim becomes due and payable in accordance with its terms.

2. Priority Claims.

Treatment of Priority Claims: Unless the entity holding an Allowed Priority Claim and the Debtors agree otherwise, the Disbursing Agent will pay to that entity cash in the full amount of the Allowed Priority Claims, without interest, on or before the latest of: (i) the Distribution Date; (ii) 30 days after the date on which the Priority Claim becomes an Allowed Priority Claim; or (iii) the date on which the Allowed Priority Claim becomes due and payable in accordance with its terms.

Treatment of Priority Tax Claims: Unless the entity holding an Allowed Priority Tax Claim and the Debtors agree otherwise, the Disbursing Agent will pay to that entity the amount of its Allowed Priority Tax Claim, together with interest from the Petition Date to the date of payment calculated at the federal judgment rate as of the Petition Date, on the latest of (i) the Distribution Date; (ii) 30 days after the date such Priority Tax Claim becomes an Allowed Claim; or (iii) the date on which the Allowed Priority Tax Claim becomes due and payable in accordance with its terms.

C. Classification and Treatment of Secured Claims (Classes 1, 2, 3, 4, 5, 6, 7, & 8).

1. Class 1 (Bank Midwest—Impaired).

Classification: Class 1 consists of all Claims held by Bank Midwest, N.A. as assignee and successor in interest to the Secretary of Housing and Urban Development,

pursuant to that certain Deed of Trust Note dated as of March 6, 1985 as renewed, modified, extended and consolidated pursuant to that certain Allonge thereto dated as of December 1, 1993, and all documents collateral thereto.

Treatment: Unless the holder of the Class 1 Claim agrees to other treatment, on or as soon as reasonably practicable after the Effective Date, in accordance with the terms of the Bank Midwest Stipulation (which are incorporated by reference herein and thereby made a part of the Plan), the holder of the Class 1 Claim shall make the Bank Midwest Advance and shall receive the Bank Midwest Amended and Restated Note which shall be secured by the Bank Midwest Deed of Trust and the Bank Midwest Security Agreement.

2. Class 2 (Woodlands Place Nursing Center, L.P.—Impaired)

Classification: Class 2 consists of all Claims of Woodlands Place Nursing Center, L.P., and any successor thereto, on account of that certain Agreement of Purchase and Sale of Assets dated November 6, 1993 between Woodlands Place Nursing Center, Inc. and Summit Care Texas No. 3, Inc. and that certain Note dated as of December 1, 1993 which are secured pursuant to that certain Warranty Deed With Vendor’s Lien dated as of December 1, 1993 and recorded as instrument No. 9404875 in the Public Records of Montgomery County, Texas and any other documents ancillary thereto.

Treatment: Unless the holder of the Class 2 Claim agrees to other treatment, in accordance with the terms of the Woodlands Place Stipulation (which are incorporated by reference herein and thereby made a part of the Plan), the holder of the Class 2 Claim shall receive (i) reimbursement for its as yet unreimbursed actual, reasonable legal fees and expenses in an amount not to exceed $35,000 (a) upon the Effective Date if the amount of such fees and expenses is not then disputed in good faith by the Debtors, or (b) if the amount of the reasonable actual legal fees and expenses is disputed in good faith by the Debtors, upon the resolution by Final Order of such dispute; and (ii) as soon as reasonably practicable after the Effective Date, the Woodlands Place Note and shall, as security for the payment of the obligations thereunder, receive the Woodlands Place Deed of Trust and the Woodlands Place Security Agreement.

3. Class 3 (Secured Tax Claims—Unimpaired).

Classification: Class 3 consists of the Secured Tax Claims.

Treatment: Unless the holder of an Allowed Class 3 Claim agrees to other treatment, the Disbursing Agent shall pay to such holder cash in the allowed amount of such holder’s Class 3 Allowed Claim on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Secured Tax Claim becomes an Allowed Secured Tax Claim; or (ii) the date such Allowed Secured Tax Claim becomes due and payable in accordance with its terms.

4. Class 4 (Union Bank of California—Unimpaired).

Classification: Class 4 consists of the Claims of Union Bank of California, N.A. under that certain Amended and Restated Commercial Promissory Note dated as of April 1, 2001 which are secured, pursuant to that certain Extension and Modification Agreement and Modification of Deed of Trust dated April 1, 2001, in the real property and personal property affixed thereto located at 730 North Frederick Street and 2600 West Magnolia Boulevard, Burbank, California, as such obligations shall be further modified and extended pursuant to the Union Bank Extension Agreement.

Treatment: Unless the holder of the Class 4 Claim agrees to other treatment, on or as soon as reasonably practicable after the Effective Date, Reorganized Fountain View shall (i) cure any default, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder’s Allowed Class 4 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist; (ii) reinstate the maturity of such Allowed Class 4 Claim as the maturity existed before any default, without recognition of any default rate of interest or similar penalty or charge; and (iii) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 4 Claim as such obligations shall be further modified by the Union Bank Extension Agreement. Notwithstanding the foregoing, the Confirmation Order shall constitute an order of the Court authorizing the sale of the property securing the Class 4 Claim free and clear of the liens of the holder of the Class 4 Claim in accordance with sections 363, 1123 and 1129 of the Bankruptcy Code, and all applicable Bankruptcy Rules, provided, however, that concurrently with any such sale the Class 4 Claim is satisfied by the payment from the proceeds of any such sale to the holder of the Class 4 Claim of cash in an amount equal to Allowed Class 4 Claim.

5. Class 5 (Leonard and Catherine May—Unimpaired).

Classification: Class 5 consists of all Claims of Leonard and Catherine May.

Treatment: The holders of the Class 5 Claim shall receive in full satisfaction of the Class 5 Allowed Claim cash in the amount of the Class 5 Allowed Claim (after crediting all adequate protection payments made by the Debtors) without recognition of any default rate of interest or similar penalty or charge.

6. Class 6 (Bergen—Impaired).

Classification: Class 6 consists of all Claims of Bergen, and any affiliates or successors thereto, secured by that certain Security Agreement dated March 29, 2001 between Bergen and Summit Care Pharmacy, Inc.

Treatment: The holder of the Class 6 Claims shall receive (i) cash in an amount equal to forty percent of (a) $1,710,562.10 plus interest thereon from the Petition Date to the Effective Date at the rate of 9½% per annum, and (b) Bergen’s reasonable, actual attorneys’ fees and expenses incurred in connection with the Reorganization Cases not to exceed $40,000; and (ii) the Bergen Note issued to (a) Bergen (or, if applicable, any transferee of Bergen holding the Class 6 Claim), (b) by Reorganized Summit Care Pharmacy, (c) in a principal amount equal to sixty percent of (x) $1,710,562.10 plus interest thereon from the Petition Date to the Effective Date at the rate of 9½% per annum, and (y) Bergen’s reasonable, actual attorneys’ fees and expenses incurred in connection with the Reorganization Cases not to exceed $40,000, (d) bearing interest from and after the Effective Date at the rate of 9½% per annum, (e) with interest only being payable in arrears for the first six monthly payments following the Effective Date, and, thereafter, with principal and interest being payable monthly in arrears and fully amortizing over the following eighteen months, and (f) with a final maturity date of the second anniversary of the Effective Date;

provided, however, that the Bergen Note may be prepaid in part or in whole at any time without penalty or premium.

The Bergen Note shall be secured by a lien in all property of Reorganized Summit Care Pharmacy of the same nature and type as that previously securing the Class 6 Claim other than the accounts receivable of Reorganized Summit Care Pharmacy which accounts shall not be subject to any lien securing the obligations under the Bergen Note. The liens securing the Bergen Note shall be (i) expressly subordinated to the Exit Facility on terms reasonably acceptable to the Exit Facility lenders; and (ii) senior to all other liens in the property of Reorganized Summit Care Pharmacy subject to the liens securing the Bergen Note, including the liens securing the New Public Notes, the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien.

7. Class 7 (Other Secured Claims Including Personal Property Lessors—Unimpaired).

Classification: Class 7 consists of all Other Secured Claims including the Claims of personal property lessors.

Treatment: Unless the holder of the Class 7 Claim agrees to other treatment, on or as soon as reasonably practicable after the Effective Date, the Reorganized Enterprise shall at its option either (i) pay to such holder cash in the allowed amount of such holder’s Allowed Class 7 Claim plus interest calculated at 2.49%1 per annum from the Petition Date through the date of payment on the later of (a) as soon as reasonably practicable after the Effective Date, or (b) 30 days after the date on which the Other Secured Claim becomes an Allowed Other Secured Claim; (ii) abandon the collateral securing such Class 7 Claim; or (iii) (a) cure any default, other than a default of a kind specified in Bankruptcy Code section 365(b)(2), with respect to such holder’s Allowed Class 7 Claim, without recognition of any default rate of interest or similar penalty or charge, and upon such cure, no default shall exist, (b) reinstate the maturity of such Allowed Class 7 Claim as the maturity existed before

[1]	2.49% is the federal judgment rate of interest as of October 2, 2001, the Petition Date for Fountain View, and 19 of its direct and indirect subsidiaries.

any default, without recognition of any default rate of interest or similar penalty or charge, and (c) leave unaltered all other legal, equitable, and contractual rights of such holder with respect to such Allowed Class 7 Claim. Any defenses, counterclaims, rights of offset, or recoupment of the Debtors, the Estates, or the Reorganized Enterprise with respect to such Claims shall vest in and inure to the benefit of the Reorganized Enterprise.

8. Class 8 (Agent and Lenders—Unimpaired).

Classification: Class 8 consists of the Secured Claims of the Agent and the Lenders.

Treatment: The Disbursing Agent (i) shall pay to the Agent cash in an amount equal to the aggregate amount of all Class 8 Allowed Claims on the Effective Date (which shall include outstanding principal as of the Petition Date, plus interest as determined under the terms of the Prepetition Credit Agreement, plus all fees and expenses and costs of the Agent pursuant to the terms of the Prepetition Credit Agreement, less all adequate protection payments, all supplemental adequate protection payments, and all expense reimbursements pursuant to cash collateral orders); and (ii) shall, with respect to each outstanding letter of credit issued by any of the Lenders for the account of any of the Debtors, at the Debtors’ option, either (a) cause such letter of credit to be released undrawn by the beneficiary thereof, or (b) cash collateralize the reimbursement obligation under such letter of credit in an amount equal to 110% of the then outstanding contingent obligation under such letter of credit.

All Claims, liens, and security interests of the Agent and the Lenders under the Prepetition Credit Agreement, as well as any rights held by the Agent and the Lenders pursuant to any subordination agreement, including, without limitation, the subordination provisions of the Indenture, shall be extinguished upon the satisfaction in full of the Class 8 Allowed Claims as set forth in this Section II.C.8.

D. Classification and Treatment of Unsecured Claims (Classes 9, 10, 11, & 12).

1. Class 9 (11 1/4% Notes—Impaired).

Classification: Class 9 consists of the 11 1/4% Notes.

Treatment: All Class 9 Claims shall be satisfied by the distribution as soon as reasonably practicable after the Effective Date, but in no event later than 10 days after the Effective Date, to the Indenture Trustee, who shall act as the Disbursing Agent for Class 9 and shall distribute to the holders of the 11 1/4% Notes, as of the Record Date, Pro Rata:

a. The Initial Cash Payment;

b. The Noteholders’ Stock Distribution; and

c. The New Public Notes.

Upon completion of all of its obligations as the Class 9 Disbursing Agent under the Plan, the Indenture Trustee shall be irrevocably released from all of its obligations under that certain indenture dated April 16, 1998 between the Indenture Trustee and Fountain View, Inc. On the Effective Date, such indenture shall be deemed terminated, and the liens granted to secure the obligations under such indenture shall be deemed to be discharged.

The Confirmation Order shall provide that each record holder of Noteholders’ Stock shall be entitled to all the rights and shall be subject to all the obligations otherwise applicable under the Stockholders’ Agreement to “Qualified Stockholders” as such term is defined therein. Fractional shares of New Class A Common Stock will not be issued. Holders of Class 9 Allowed Claims entitled to a fractional share distribution of New Class A Common Stock out of the Noteholders’ Stock Distribution equal to or greater than one-half of a share of New Class A Common Stock shall receive one whole share of New Class A Common Stock. No distribution shall be made on account of fractional entitlements of less than one-half of a share of New Class A Common Stock.

The New Public Notes shall be issued pursuant to a qualified trust indenture, in the form submitted by the Debtors in the Plan Supplement, in an aggregate principal amount equal to (i) $133,012,500, plus (ii) postpetition interest on $133,012,500 from the Petition

Date to the Effective Date of the Plan at the rate of 9 1/2% per annum, less (iii) the Initial Cash Payment. The Debtors will use reasonable best efforts to have the New Public Notes rated by Standard & Poors Corp. and Moody’s Investors Service as soon as reasonably practicable, but, in any event, within three months of the Effective Date. The indenture governing the New Public Notes shall include provisions incorporating the following terms and conditions:

Maturity Date: A maturity date one Business Day after the date on which the final principal payment on the Exit Facility is due, but in no event beyond the sixth anniversary of the Effective Date.

Lien: A junior lien to secure the New Public Notes in (i) the Debtors’ real property leases, and (ii) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses, in all cases limited to the extent required by the Exit Facility, such liens to be expressly subordinate to the Exit Facility, subject to any prior valid and enforceable liens in such assets including those liens securing the Bergen Note and of equal rank with the liens securing the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien; provided, however, that the New Public Notes shall contain “basket” and release provisions2 in connection with such liens as may be customary in high-yield public trust indentures and to be negotiated in good faith and reasonably acceptable to the Debtors and the Noteholders’ Committee.

Covenants: The indenture shall contain such covenants as are customary in high-yield public trust indentures and agreed upon in good faith by the Debtors and the Noteholders’ Committee; provided, however, that the indenture will contain: (i) limitations on restricted payments (including a prohibition on dividends and distributions to shareholders, management fees (other than reimbursement of actual out of pocket expenses and, to the extent consistent with past practice, allocated expenses, which have historically averaged approximately $200,000 per year), stock repurchases, non-mandatory payments on

[2]	“Basket and release provisions” permit limited substitution of collateral and sales free and clear of liens with respect to property pledged as a pool to support a secured obligation. Such provisions are customary in secured public trust indentures given the difficulty of obtaining transaction specific lien releases from the dispersed holders of public debt.

account of debt subordinated to the New Public Notes, and investments other than investments permitted by the terms of the indenture governing the New Public Notes); and (ii) restrictive covenants regarding (a) debt incurrence (subject to tests and exceptions contained in the indenture), and (b) use of asset sale proceeds; provided, further, however, that any covenants in the indenture may be waived, amended, or modified with the consent of the holders of 60% in interest of the New Public Notes. So long as any New Public Notes remain outstanding, Reorganized Fountain View will furnish to the indenture trustee for distribution to the holders of the New Public Notes, and file with the SEC (unless such filing will not be accepted) and otherwise make such information available to securities analysts and prospective investors upon request, within the time periods specified by the rules and regulations of the SEC (whether or not Reorganized Fountain View is required by such rules or regulations to do so): (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Reorganized Fountain View were required to file such forms, including a Management’s Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual financial information only, a report on the annual financial statements by an independent certified public accounting firm; and (ii) all current reports that would be required to be filed on Form 8-K if Reorganized Fountain View were required to file such reports. So long as any New Public Notes remain outstanding, Reorganized Fountain View shall comply with section 314(a) of the Trust Indenture Act and shall furnish the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act of 1933 upon the request of any holder of the New Public Notes, securities analysts, or prospective investors.

Interest: Interest will be payable semi-annually in arrears, at the rate of 9 1/4% per annum until the first anniversary of the Effective Date, 11 1/4% per annum between the first and second anniversaries of the Effective Date, 13 1/4% per annum between the second and third anniversaries of the Effective Date, and 15% per annum thereafter until maturity.

Call: The New Public Notes shall be callable at par plus accrued interest through the applicable record date, in whole or in part, at any time.

Mandatory Prepayment: To the extent permitted by the Exit Facility, Reorganized Fountain View shall prepay the New Public Notes in an amount equal to 80% of Excess Cash Flow.

2. Class 10 (General Unsecured Claims—Impaired).

Classification: Class 10 consists of all Unsecured Claims other than (i) Claims in Classes 9, 11, 12, and 13, and (ii) Claims held by one of the Debtors extinguished pursuant to Section IV.A of the Plan. Claims that would otherwise be Class 10 Claims will be classified and treated as Class 11 Claims, if the holder makes the Convenience Class Election; provided, however, that any holder that makes the Convenience Class Election but holds aggregate Allowed Class 10 Claims in excess of $1,250 will be classified and treated in Class 10 under payment option 10A as voting to accept the Plan and will receive cash equal to 80% of such holder’s Allowed Claims without postpetition interest.

Treatment: Holders of Class 10 Claims must elect in writing payment option 10A or 10B on or before the last date fixed by the Court for the timely submission of Ballots; provided, however, that a holder of a Disputed Claim in Class 10 must make its election before the later of the deadline to submit Ballots and 14 days after the date upon which its Claim becomes an Allowed Claim. Holders who fail to make a timely and valid election in writing shall be afforded treatment under payment option 10B. The Disbursing Agent will make distributions to the holder of each Class 10 Allowed Claim, in accordance with such holder’s applicable payment option on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Claim becomes an Allowed Claim; or (iii) the date such Claim becomes due and payable in accordance with its terms.

Payment Option 10A is cash equal to 80% of the Allowed Claim without postpetition interest.

Payment Option 10B is:

(i) for all holders other than Continuing Creditors,

(a) cash equal to the sum of:

(y) 40% of the Allowed Claim, and

(z) postpetition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date through the date of payment (provided, however, that notwithstanding anything to the contrary herein no prejudgment interest shall accrue or be paid with respect to any unliquidated Class 10 Claim prior to its liquidation except as provided by otherwise applicable non-bankruptcy law); and

(b) a Class 10 Deferred Obligation in a principal amount equal to 60% of the Allowed Claim; or

(ii) for Continuing Creditors,

(a) cash equal to the sum of:

(y) 65% of the Allowed Claim, and

(z) postpetition interest calculated at the rate of 9½% per annum on the full amount of the Allowed Claim from the Petition Date through the date of payment; and

(b) a Continuing Creditor Deferred Obligation in a principal amount equal to 35% of the Allowed Claim.

The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will be obligations of Reorganized Fountain View guaranteed by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries (except for any special purposes entities formed for insurance coverage purposes) to the extent permitted by the Exit Facility. The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will bear interest payable in arrears from and after the date of the initial cash payment under payment option 10B in respect of such Class 10 Claim at the rate of 9½% per annum; provided, however, that after maturity (whether by acceleration or otherwise) interest shall accrue at the rate of 11½% per annum. The Class 10 Deferred Obligation will be payable in five semiannual installments each of which shall consist of principal installments equal to one-fifth its original principal amount together with accrued interest on the remaining unpaid principal balance and the Continuing Creditor

Obligation will be payable in three semiannual installments each of which shall consist of principal installments equal to one-third its original principal amount together with accrued interest on the remaining unpaid principal balance, such installments to commence on the first Business Day that is at least 180 days after the Effective Date; provided, however, that, should the Noteholder Prepayment Percentage exceed 50%, Reorganized Fountain View shall prepay the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation Pro Rata (to be credited against scheduled amortization payments relating to such Class 10 Deferred Obligation or Continuing Creditor Deferred Obligation in reverse order of maturity) in an amount equal to the initial amount of such Class 10 Deferred Obligation or the Continuing Creditor Deferred Obligation multiplied by the Noteholder Prepayment Percentage less all prior principal payments on account of such Class 10 Deferred Obligation or Continuing Creditor Deferred Obligation. The Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation will be secured by liens (which shall be expressly subordinated to those securing the Exit Facility on terms reasonably acceptable to the Exit Facility lenders as well as any prior perfected and valid liens retained under the Plan) against (a) the Debtors’ real property leases, and (b) the Business Assets of the Reorganized Enterprise’s pharmacy and therapy businesses, such liens to be of equal rank and otherwise subject to the same limitations as the liens securing the New Public Notes and the Vendors’ Lien. The lien securing the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation shall be subject to the same “basket” and release provisions as the lien securing the New Public Notes.3 The lien securing the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation shall be administered by the Claims Agent under a collateral trust agreement or similar agreement, which agreement (together with such ancillary documents as may be reasonably necessary to implement its terms) shall be in the form submitted by the Debtors in the Plan Supplement and shall provide for acceleration of

[3]	“Basket and release provisions” permit limited substitution of collateral and sales free and clear of liens with respect to property pledged as a pool to support a secured obligation. Such provisions are customary in secured public trust indentures given the difficulty of obtaining transaction specific lien releases from the dispersed holders of public debt.

the Class 10 Deferred Obligation and the Continuing Creditor Deferred Obligation and enforcement of the lien by the Claims Agent in the event of (i) a payment default on the Class 10 Deferred Obligation and Continuing Creditor Deferred Obligation (in either case, following five business days written notice and failure to cure); (ii) upon the acceleration or any exercise of remedies by any party of the New Public Notes, the Exit Facility, or any comparable obligation following a default under such agreement; (iii) or the filing of a bankruptcy case by Reorganized Fountain View.

For the avoidance of doubt, the amount of any mandatory prepayment under the Noteholder Prepayment Percentage shall be calculated in accordance with the following:

Example 1: Class 10 Deferred Obligation:

Assume the Noteholder Prepayment Percentage is 60% on the date eight months following the Effective Date and the regularly scheduled amortization payment in an amount equal to 20% of the initial amount of the Class 10 Deferred Obligation has been made, such that its principal amount has been reduced from $1500 to $1200. A mandatory prepayment would then be due in the amount of $600 in order to further reduce the then outstanding principal balance to $600. This mandatory prepayment would be credited against the final two amortization payments. Assuming no further increase in the Noteholder Prepayment Percentage, the regularly scheduled amortization payment on the first anniversary of the Effective Date would, therefore, remain $300, and the third regularly scheduled amortization payment due one year after the first Business Day following 180 days after the Effective Date would extinguish the Class 10 Deferred Obligation.

Example 2: Continuing Creditor Deferred Obligation:

Assume the Noteholder Prepayment Percentage is 60% on the date eight months following the Effective Date and the regularly scheduled amortization payment in an amount equal to 33.33% of the initial amount of the Continuing Creditor Deferred Obligation has been made, such that its initial principal amount has been reduced from $1500 to $1000. A mandatory prepayment would then be due in the amount of $400 in order to further reduce the then outstanding principal balance to $600. This mandatory prepayment would be credited against the final amortization payment. Assuming no further increase in the Noteholder Prepayment Percentage, the regularly scheduled amortization payment on the first anniversary of the Effective Date would, therefore, remain $500, and upon final maturity the then remaining balance of $100 would be due.

3. Class 11 (Convenience Claims—Unimpaired).

Classification: Class 11 consists of Convenience Claims.

Treatment: The legal, equitable and contractual rights of the holders of Class 11 Claim are unaltered under the Plan. The Disbursing Agent will distribute to holders of Class 11 Allowed Claims cash equal to the allowed amount of the Convenience Claim plus interest calculated at 2.49%4 per annum from the Petition Date through the date of payment on the latest of (i) as soon as reasonably practicable after the Effective Date; (ii) 30 days after the date on which the Convenience Claim becomes an Allowed Claim; or (iii) the date such Convenience Claim becomes due and payable in accordance with its terms.

Holders of Class 10 Claims validly making the Convenience Class Election will be treated as follows: (i) if the aggregate amount of their Allowed Class 10 Claims is equal to or less than $1,250, they will be treated in Class 11, deemed to accept the Plan, and will receive $1,000 in full and final satisfaction of all of their Allowed Class 10 Claims; or (ii) if the aggregate amount of their Allowed Class 10 Claims is in excess of $1,250, they will be treated in Class 10 under payment option 10A, deemed to accept the Plan, and will receive cash equal to 80% of such holder’s Allowed Class 10 Claims without postpetition interest.

4. Class 12 (Insured Professional Liability Claims—Impaired).

Classification: Class 12 consists of Claims that are insured pursuant to the Debtors’ Prepetition Professional Liability Policies.

Treatment: Upon the later of (i) as soon as reasonably practicable after the Effective Date, and (ii) 30 days after the date upon which the Class 12 Claim (as liquidated

[4]	2.49% is the federal judgment rate of interest as of October 2, 2001, the Petition Date for Fountain View, Inc. and 19 of its direct and indirect subsidiaries.

through settlements, the ADR Procedures, Article IV.H of the Plan to the extent permitted by applicable law, or litigation) becomes an Allowed Claim, the applicable Class 12 Allowed Claim will be paid in full in cash exclusively from the applicable Prepetition Professional Liability Policy, except to the extent of any unexhausted self-insured retention thereunder. The uninsured portion of any Class 12 Allowed Claim, if any, shall, to that extent, be reclassified as a Class 10 Allowed Claim; provided, however, that the uninsured punitive damages portion of any Class 12 Allowed Claim shall be reclassified as a Class 13 Allowed Claim. The 14 day period to elect between payment option 10A or 10B under Class 10 treatment shall commence on the date the uninsured portion of any Class 12 Allowed Claim is reclassified as a Class 10 Claim.

5. Class 13 (Other Subordinated Claims—Impaired).

Classification: Class 13 consists of Other Subordinated Claims.

Treatment: When and if any Class 13 Claim becomes an Allowed Claim, the holder thereof will receive a promissory note in the form set forth in the Plan Supplement in the principal amount of such holder’s Allowed Claim issued by Reorganized Fountain View. The promissory note will accrue interest from the date the Class 13 Claim becomes an Allowed Claim at the current federal judgment rate in effect on the date the Class 13 Claim becomes an Allowed Claim and shall be subordinated in right of payment to the New Public Notes, the Vendors’ Lien, and the liens securing the Continuing Creditor Deferred Obligation and the Class 10 Deferred Obligation and the Exit Facility and mature on the eleventh anniversary of the Effective Date.

E. Treatment of Interests (Classes 14, 15, 16, 17, 18, & 19).

1. Class 14 (Existing Preferred Stock—Impaired).

Classification: Class 14 consists of the Existing Preferred Stock.

Treatment: The Existing Preferred Stock shall be cancelled and on the Distribution Date the holders thereof shall receive in exchange for each share of Existing Preferred Stock one share of New Preferred Stock; provided, however, no such holder shall receive any New Preferred Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement. The New Preferred Stock to be issued and reserved under the Plan shall have the same attributes as the Existing Preferred Stock except that Reorganized Fountain View’s articles of incorporation will be amended in the form provided in the Plan Supplement, and pursuant to those amended and restated articles of incorporation the holders of New Preferred Stock shall have one-tenth of a vote per share of New Preferred Stock on all matters requiring a shareholder vote. The New Preferred Stock shall not be convertible into New Class A Common Stock.

2. Class 15 (Existing Class A Common Stock—Impaired).

Classification: Class 15 consists of the Existing Class A Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto.

Treatment: The Existing Class A Common Stock and any Claims for rescission or damages related thereto shall be cancelled and on the Distribution Date the holders thereof will receive in exchange for each share of Existing Class A Common Stock 1.1142 shares of New Class A Common Stock of Reorganized Fountain View; provided, however, that no such holder shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement. The Class 15 Allowed Interests shall be diluted by the Noteholders’ Stock Distribution. Fractional shares of New Class A Common Stock will not be issued. Holders of Existing Class A Common Stock that would otherwise be entitled to a fractional share distribution of New Class A Common Stock equal to or greater than one-half of a share of New Class A Common Stock shall receive one whole share of New Class A Common Stock. No distribution shall be made on account of fractional entitlements of less than one-half of a share of New Class A Common Stock. The New Class A Common Stock to be issued and reserved under the Plan shall have the following attributes:

a. Authorization and Issuance. Reorganized Fountain View’s articles of incorporation will authorize the issuance of 1,500,000 shares of New Class A Common Stock (subject to further amendment after the Effective Date), of which approximately 1,193,586 shares will be outstanding as of the Effective Date.

b. Par Value. The New Class A Common Stock shall have a par value of $.01 per share.

c. Rights. The New Class A Common Stock shall have such rights with respect to dividends, liquidations, voting, and other matters as are set forth in Fountain View, Inc.’s articles of incorporation, as amended and restated and filed with the Court in the Plan Supplement, and as otherwise provided by applicable law.

3. Class 16 (Existing Class B Common Stock—Impaired).

Classification: Class 16 consists of the Existing Class B Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto.

Treatment: Class 16 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 16 Allowed Interests will neither receive nor retain any property on account of the Plan.

4. Class 17 (Existing Class C Common Stock—Impaired).

Classification: Class 17 consists of the Existing Class C Common Stock and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto.

Treatment: Class 17 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 17 Allowed Interests shall receive on the Distribution Date the number of New Class A Common Stock in Reorganized Fountain View equal to the number of cancelled shares of Existing Class C Common Stock held by such entity; provided, however, that no holder of any Class 17 Interests shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement. The Class 17 Allowed Interests shall be diluted by the Noteholders’ Stock Distribution.

5. Class 18 (Existing Warrants—Impaired).

Classification: Class 18 consists of the Existing Warrants and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto.

Treatment: Class 18 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled. On the Distribution Date, the holders of Class 18

Allowed Interests shall be issued new warrants, with substantially the same terms and conditions as the Existing Warrants and in the form provided in the Plan Supplement, for the number of shares of New Class A Common Stock in Reorganized Fountain View equal to the number of cancelled shares of Existing Class C Stock subject to issuance to that holder on account of the Existing Warrants; provided, however, that no holder of any Class 18 Interests shall receive any New Class A Common Stock unless and until such holder agrees in writing to be bound by the Stockholders’ Agreement.

6. Class 19 (Existing Management Incentives and Other Existing Interests—Impaired).

Classification: Class 19 consists of the Existing Management Incentives and Other Existing Interests and, pursuant to Code section 510(b), any Claims for rescission or damages related thereto.

Treatment: Class 19 Allowed Interests and any Claims for rescission or damages related thereto will be cancelled and the holders of Class 19 Allowed Interests will neither receive nor retain any property on account of the Plan.

III.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Assignment of Contracts and Leases.

1. Schedule of Assumed or Assigned Agreements.

On the Effective Date, the Debtors will assume (i) the Resident Agreements (including any general agreements of indemnity related to Resident Agreements) and (ii) the executory contracts and unexpired leases—except for any agreements that were previously assumed or rejected by Final Order or under Bankruptcy Code section 365—that are identified on the Schedule of Assumed or Assigned Agreements, and will assign those executory contracts and unexpired leases as further provided herein.

By the first business day that is at least twenty (20) days prior to the Confirmation Hearing Date, the Debtors will file an amended Schedule of Assumed or Assigned Agreements, and will serve the amended schedules on the non-debtor parties to the executory and unexpired leases whose treatment differs from that provided in the Exhibits attached to the Disclosure Statement. The Debtors reserve the right to amend the Schedule of Assumed or Assigned Agreements at any time before the Confirmation Date to: (i) delete any executory contract or unexpired lease and provide for its rejection under Section III.B below; or (ii) add any executory contract or unexpired lease and provide for its assumption or assignment under this Section. The Debtors will provide notice of any amendment to the Schedule of Assumed or Assigned Agreements to the party or parties to the agreement affected by the amendment and counsel to the Committees.

The Confirmation Order will constitute a Court order approving the assumption, and, as applicable, assignment, on the Effective Date, of the Resident Agreements and the executory contracts and unexpired leases then identified on the Schedule of Assumed or Assigned Agreements.

2. Cure Payments.

The Schedule of Assumed or Assigned Agreements also identifies any amounts that the Debtors believe Bankruptcy Code sections 365(b)(1)(A) or (B) require be paid in order to cure defaults under the executory contracts and unexpired leases to be assumed or assigned under the Plan. The Debtors will file an amended Schedule of Assumed or Assigned Agreements not later than 20 days before the Confirmation Hearing Date, setting forth any cure amounts under the executory contracts and unexpired leases to be assumed or assigned under Section III.A.1, above. The Debtors reserve the right to further amend the Schedule of Assumed or Assigned Agreements, including modifying the cure amounts, up to the Confirmation Date. There are no cure payments to be made with respect to the Resident Agreements.

As required by Code section 365(b)(1), any and all monetary defaults under each executory contract and unexpired lease to be assumed or assigned under this Plan will be satisfied in one of the following three ways: (i) the Disbursing Agent will pay to the non-debtor party to the executory contract or unexpired lease the Cure Payments, as set forth on the Schedule of Assumed or Assigned Agreements (as it may be amended), in cash within 10 days after the Effective Date; (ii) the Disbursing Agent will satisfy any other terms that are agreed to by both the Debtors and the non-debtor party to an executory contract or unexpired lease that will be assumed or assigned, including, with respect to the applicable Medicare provider agreements, the terms of the CMS Stipulation and the TDHS Settlement; or (iii) if a dispute arises regarding (a) the amount of any proposed Cure Payments, (b) whether the Debtors have provided adequate assurance of future performance under an executory contract or unexpired lease to be assumed or assigned, or (c) any other matter pertaining to a proposed assumption or assignment, the proposed Cure Payments will be made within 30 days after entry of a Final Order resolving the dispute and approving the assumption or assignment.

3. Objections to Assumption or Assignment or Proposed Cure Payments.

Any party to an executory contract or unexpired lease that will be assumed or assigned under the Plan who either contends that the proposed Cure Payment specified on the Schedule of Assumed or Assigned Agreements is incorrect or otherwise objects to the contemplated assumption or assignment must File with the Court and serve upon the Debtors, Debtors’ Counsel, and counsel to the Committees, a written statement and supporting declaration stating the basis for its objection. This statement and declaration must be Filed and served by the later of: (i) twenty (20) days before the Confirmation Hearing Date; or (ii) with respect to objections relating to an executory contract or unexpired lease added to the Schedule of Assumed or Assigned Agreements by an amendment, or with respect to any changed cure amount, ten (10) days after the Debtors file and serve any amendments to the Schedule of Assumed or Assigned Agreements Any entity that fails to timely File and serve such a statement and declaration will be deemed to waive any and all objections to the proposed assumption or assignment and the proposed Cure Payments.

4. Liens with Respect to Assumed Contracts and Leases Pursuant to the Exit Facility and Plan.

As of the Effective Date, the Reorganized Enterprise is authorized to grant liens to secure the Exit Facility, the New Public Notes, the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation, and the Vendors’ Lien, in accordance with the terms of the Exit Facility Closing Documents, the indenture pursuant to which the New Public Notes are to be issued, and the agreement between the Claims Agent and Reorganized Fountain View, in the Debtors’ interests in all unexpired real property leases (and, as applicable, executory contracts) included on the Schedule of Assumed or Assigned Agreements, notwithstanding anything to the contrary in otherwise applicable law or in any such lease. The Debtors and the Reorganized Enterprise are authorized to execute such documents and memoranda and record such instruments as may be appropriate to perfect such liens under otherwise applicable law.

B. Rejection of Contracts and Leases.

1. Schedule of Rejected Agreements.

On the Effective Date, the Debtors will reject all executory contracts and unexpired leases on the Schedule of Rejected Agreements—except for any agreements that were previously assumed or rejected by Final Order or under Bankruptcy Code section 365 or that will be assumed under Section III.A of the Plan—but only to the extent that these agreements constitute executory contracts or unexpired leases under Bankruptcy Code section 365. (Listing an agreement on the Schedule of Rejected Agreements is not an admission that the agreement is an executory contract or unexpired lease or that the Debtors have any liability under the agreement.)

The Debtors reserve the right to amend the Schedule of Rejected Agreements at any time before the Confirmation Date to: (i) delete any executory contract or unexpired lease and provide for its assumption or assignment under Section III.A, above; or (ii) add any executory contract or unexpired lease and provide for its rejection under this Section III.B. The Debtors will provide notice of any amendment to the Schedule of Rejected Agreements to the party or parties to the executory contracts or unexpired leases affected by the amendment and counsel to the Committees.

The Confirmation Order will constitute a Court order approving the rejection,

on the Effective Date, of any and all of the agreements that the Debtors executed before the Petition Date—except for any agreements that were previously assumed or rejected either by a Final Order or under Bankruptcy Code section 365 or that will be assumed under Section III.A—including without limitation the executory contracts or unexpired leases identified on the Schedule of Rejected Agreements.

2. Bar Date for Rejection Damage Claims.

Any Rejection Damage Claim or other Claim for damages arising from the rejection under the Plan of an executory contract or unexpired lease must be filed with the Court and served upon the Debtors’ Counsel and the Reorganized Enterprise within 30 days after the mailing of notice of entry of the Confirmation Order at which time the holder of the Claim may elect between payment option 10A or 10B, if applicable, by delivering to the Debtors’ counsel and the Reorganized Enterprise a written notice of election of option 10A or 10B. Holders of Class 10 Claims failing to make a timely election between payment option 10A or 10B shall be deemed to elect payment option 10B. Any such damage Claims that are not timely Filed and served will be forever barred and unenforceable against the Debtors, the Estates, the Reorganized Enterprise, and their respective property; and Entities holding these Claims will be barred from receiving any distributions under the Plan on account of their Rejection Damage Claims or other damage Claims. Nothing herein extends the bar date applicable to any contract or lease rejected otherwise than under the Plan or for any Claim other than one arising directly as a result of the rejection of a contract or lease under the Plan.

C. Postpetition Contracts and Leases.

Except as expressly provided in the Plan or the Confirmation Order, each contract, lease, or other agreement that any of the Debtors entered into after the Petition Date will either revest in Reorganized Fountain View, Reorganized Summit Care Pharmacy or the Other Reorganized Debtors, or be assigned to a Post-Effective Date Subsidiary pursuant to the terms of the Corporate Restructuring Closing Documents. These agreements will then become obligations solely of the entities so designated in the Corporate Restructuring

Closing Documents and will remain in full force and effect after the Confirmation Date and the Effective Date. The CMS Stipulation and the TDHS Settlement will be binding on the Reorganized Enterprise in accordance with their terms notwithstanding anything else to the contrary in the Plan.

IV.

MEANS OF EXECUTION AND IMPLEMENTATION

OF THE PLAN AND OTHER PROVISIONS

Except as otherwise specifically provided herein, Fountain View, Inc., and, after the Effective Date, Reorganized Fountain View, shall serve as the duly authorized agent of the Debtors, the Estates, and the Reorganized Enterprise for the purposes of performing and consummating the Plan pursuant to the Bankruptcy Code.

A. Substantive Consolidation.

As of the Effective Date, solely for the purposes of the Plan, the assets, claims, and affairs of the Debtors and the Estates shall be substantively consolidated pursuant to Bankruptcy Code section 105(a). As a result of the substantive consolidation, on the Effective Date, all property, rights, and claims of the Debtors and the Estates, and all Claims against the Debtors and the Estates shall be deemed pooled for purposes of allowance, treatment, and distributions under the Plan and multiple proofs of Claim on account of any Claim upon which any of the Debtors are co-obligors or guarantors or otherwise may be contingently liable shall without necessity of objection by any party be deemed to constitute a single proof of Claim entitled to a single satisfaction from the substantively consolidated Estates in accordance with the terms of the Plan; the duplicative Claims being otherwise deemed disallowed. Further, as a result of this substantive consolidation, all Claims between and among the Debtors and the Estates shall be cancelled without being entitled to any distribution under the Plan.

B. Corporate Restructuring Plan.

On the Effective Date, the Debtors will consummate the transactions contemplated in the Corporate Restructuring Plan. Upon consummation of the Corporate

Restructuring Plan, all of the Business Assets, free and clear of all liens, Claims, encumbrances, and Interests, except as otherwise provided in the Plan, shall be held by Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries in accordance with the Corporate Restructuring Plan. Reorganized Fountain View will own directly or indirectly 100% of the equity interests in Reorganized Summit Care Pharmacy, the Other Reorganized Debtors, and the Post-Effective Date Subsidiaries. The Debtors (other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors) will, following consummation of the Corporate Restructuring Plan, cease their independent existence through dissolution or merger.

C. Exit Facility.

On the Effective Date, the Debtors will consummate the transactions contemplated in the Exit Facility Commitment Letters. The Disbursing Agent shall use the proceeds of the Exit Facility together with the Bank Midwest Advance and the Debtors’ cash and cash equivalents on hand to fund payments under the Plan as follows:

•	Payments in satisfaction of Allowed Administrative Claims, Allowed Priority Claims, and Allowed Priority Tax Claims and any required cure payments with respect to unimpaired Claims;

•	Payments in satisfaction of Allowed Claims in Classes 3, 5, 7, 8, and 11;

•	Payments in partial satisfaction of Allowed Claims in Class 6;

•	Payments in satisfaction of Allowed Claims in Class 10 electing payment option 10A;

•	Payments in partial satisfaction of Allowed Claims in Class 10 electing (or deemed to elect) payment option 10B;

•	Payment of the Initial Cash Payment in partial satisfaction of Allowed Claims in Class 9; and

•	Retention of sufficient funds to meet the Reorganized Enterprise’s working capital needs after the Effective Date.

The closings of the Exit Facility and the Corporate Restructuring Plan are

integral and necessary conditions and terms of the Plan.

D. Amendment to Articles of Incorporation.

Reorganized Fountain View’s articles of incorporation will be amended in the form provided in the Plan Supplement to eliminate Class B Common Stock and Class C Common Stock and prohibit the issuance of nonvoting equity securities. Reorganized Summit Care Pharmacy’s and the Other Reorganized Debtors’ articles of incorporation will be amended in the form Filed with the Plan Supplement to, inter alia, prohibit the issuance of nonvoting equity securities.

E. The Claims Agent.

1. Designation of the Claims Agent.

The Claims Agent shall be designated by the Creditors’ Committee with the prior consent of the Debtors, which consent shall not be unreasonably withheld, pursuant to the terms and conditions of the General Claim Holder Agency Agreement submitted by the Debtors in the Plan Supplement. The General Claim Holder Agency Agreement shall provide that financial and business information concerning Reorganized Fountain View provided to the indenture trustee for the New Public Notes that is not otherwise publicly available shall be concurrently provided to the Claims Agent so long as any Class 10 Deferred Obligation remains outstanding.

2. Powers and Duties.

The Claims Agent shall have the following rights, powers and duties under the General Claim Holder Agency Agreement pursuant to which it serves:

a.	The Claims Agent may employ counsel reasonably acceptable to the Debtors. The reasonable costs, fees, and expenses of counsel for the Claims Agent shall be paid by Reorganized Fountain View;

b.	The Claims Agent may exercise rights and remedies in accordance with the terms of the General Claim Holder Agency Agreement upon (i) default by Reorganized Fountain View in the payment of the Class 10 Deferred Obligation, the Continuing Creditor Deferred Obligation or the obligations secured by the Vendors’ Lien (in any case, following five (5) business days written notice and failure to cure); (ii) acceleration or any exercise of remedies by any party under the Exit Facility, the New Public Notes, or any comparable obligation following a default under such agreement; or (iii) the filing of a bankruptcy case by Reorganized Fountain View; and

c.	The Claims Agent may file suit or any appropriate motion for relief in the Court or in any other court of competent jurisdiction to exercise his rights, powers, or duties, or to receive compensation or its counsel’s compensation under the General Claim Holder Agency Agreement.

All functions and procedures applicable to the Claims Agent and the power and duties of the Claims Agent not expressly set forth in the Plan shall be governed by the provisions of the General Claim Holder Agency Agreement.

F. Revesting of Assets.

Except as otherwise provided in the Plan, the Corporate Restructuring Closing Documents, the Exit Facility Closing Documents, or in any other agreements contemplated under the Plan, on the Effective Date, all property of the Estates shall vest in the Reorganized Enterprise, free and clear of all Claims, liens, encumbrances, and other Interests. From and after the Effective Date, the Reorganized Enterprise may operate the businesses and use, acquire, and dispose of property without supervision by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

G. Preservation of Causes of Action.

Except as expressly released pursuant to the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Enterprise shall be vested with and shall retain and may enforce any claims, rights, and causes of action that the Debtors or the Estates may hold or have against any entity, including without limitation, the Avoidance Actions.

Any such rights shall be retained by the Reorganized Enterprise free and clear of all Claims and Interests, and the Reorganized Enterprise may pursue the Avoidance Actions or any other such claims, rights, and causes of action that Debtors or the Estates may hold or have against any entity, in accordance with its best interests.

H. Objections to Claims and Interests.

Except as otherwise provided in Section II.B, above (regarding allowance of Administrative Claims), objections to any Claims or Interests shall be filed and served upon the holder of such Claim or Interest no later than the date that is the later of (i) nine months after the Effective Date, unless extended by the Court; or (ii) nine months after the date on which a proof of Claim or Interest has been filed, unless extended by the Court. After the Effective Date, only the Reorganized Enterprise shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims and Interests. The Reorganized Enterprise may file, settle, compromise, withdraw, or litigate to judgment such objections without further order of the Court.

Holders of debts that arise prior to the Confirmation Date involving personal injury or wrongful death shall be enjoined by the injunction established by the Confirmation Order from commencing or continuing any action to collect such Claim except in conformity with the ADR Procedures applicable after the Effective Date (or, as applicable, the Code’s claim adjudication procedures).

In voting on the Plan, creditors may not rely on the absence of an objection to their proofs of Claim as any indication that the Debtors, the Committees or other parties in interest, ultimately will not object to the amount, priority, security or allowability of their Claims. Moreover, except as otherwise expressly provided in the Plan or by written stipulation Filed with the Court, the Debtors reserve, and intend that the Reorganized Enterprise shall prosecute, claims of the Debtors and the Estates (including rights to affirmative recovery, rights to subordinate claims, and rights to avoid transfers). In particular, creditors should anticipate that the Reorganized Enterprise may object to any Claim asserted in an amount greater than the amount set forth in the Schedules. Notwithstanding anything else to the contrary herein, with respect to Class 10 Claims and Class 11 Claims, the Debtors and the Reorganized Enterprise may only object to a Claim if it is (i) listed on Exhibit 8 (Schedule of Disputed Claims) to the Disclosure Statement (as such exhibit may be subsequently amended through the date the Debtors serve the Disclosure Statement upon creditors and interest holders), (ii) not timely Filed, or (iii) duplicative of another Claim that is not objected to.

I. Distribution of Property Under the Plan.

The following procedures set forth in this Section IV.I shall apply to distributions made pursuant to this Plan by the Disbursing Agent, and, where applicable, any such agents as they may appoint to effectuate such distributions.

1. Manner of Cash Payments Under The Plan.

Payments to domestic entities holding Allowed Claims will be tendered in U.S. Dollars and will be made by checks drawn on a domestic bank selected by the party making such distribution or, at its option, by wire transfer from a domestic bank. Payments made to foreign creditors holding Allowed Claims may be paid, at the option of the Disbursing Agent, as set forth in the preceding sentence or in such funds and by such means as are necessary or customary in the particular foreign jurisdiction.

2. No De Minimis Distributions.

Notwithstanding anything to the contrary in this Plan, no cash payment of less than $25 will be made by the Disbursing Agent to any entity holding an Allowed Claim. No consideration will be provided in lieu of the de minimis distributions that are not made under this Section.

3. No Distribution with Respect to Disputed Claims

Notwithstanding any other provisions of the Plan, no payments of cash or distributions of other property or other consideration of any kind shall be made on account of any Disputed Claim unless and until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim. The presence of a Disputed Claim in any Class will not be a cause to delay distribution to Allowed Claims in that Class or in other Classes. Any holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its distribution (including, as applicable, interest from the Effective Date through the date of payment) within 30 days from the date that such Claim becomes an Allowed Claim.

4. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

a. Delivery of Distributions in General.

The Disbursing Agent shall make distributions to each holder of an Allowed Claim as follows: (i) by mail at the addresses set forth on the respective proof of Claim filed by such holder of an Allowed Claim; (ii) by mail at the address set forth in any written notice of address change delivered to the Disbursing Agent after the date of any related proof of Claim; (iii) by mail at the address reflected in the Schedules if no proof of Claim is filed and the Disbursing Agent has not received a written notice of a change of address; (iv) with respect to the holders of Class 8 Allowed Claims to the Agent in such manner as the Agent may reasonably instruct the Disbursing Agent in writing; and (v) with respect to holders of Class 9 Allowed Claims, at the last known address of record holders of such Allowed Claims as of the close of business on the Effective Date, as determined by the Indenture Trustee or applicable transfer agent.

As set forth in Section IV.I.1 above, the Disbursing Agent may, at its option make a distribution to a holder of an Allowed Claim by wire transfer pursuant to the wire transfer instructions provided by the holder of such Allowed Claim.

b. Delivery of 11 1/4% Noteholder Distributions.

As soon as reasonably practicable after the Effective Date, but in no event later than 10 days after the Effective Date, Reorganized Fountain View shall make the distributions called for in Part II.D.1 of the Plan on account of the Claims for principal and interest arising under the 11 1/4% Notes to the Indenture Trustee. The Indenture Trustee will receive such cash and securities for the benefit of the record holders, as of the Record Date, of the Claims for principal and interest arising under the 11 1/4 Notes and will deliver, as soon as reasonably practicable after the Effective Date, such cash and securities to each record holder, as of the Record Date, of a Claim for principal and interest arising under the 11¼ Notes in accordance with the Indenture, or applicable law, and the Plan. The reasonable fees and expenses of the Indenture Trustee for making distributions under the Plan shall be paid by Reorganized Fountain View.

As a condition to the receipt of any Pro Rata share of the Noteholders’ Stock Distribution, a holder of a Claim for principal and interest arising under the 11 1/4% Notes shall agree in writing to be bound by the Stockholders’ Agreement. As a further condition to participation under the Plan, a holder of a Claim for principal and interest arising under the 11 1/4% Notes that desires to receive property to be distributed on account of such Claim shall surrender the security representing such Claim to the Indenture Trustee in accordance with the procedures set forth in the Indenture, to the extent applicable, or in accordance with such other procedures as shall be established by the Indenture Trustee as may be reasonably acceptable to Reorganized Fountain View. Following confirmation of the Plan, record holders of such securities shall receive specific instructions regarding the time and manner in which the 11 1/4% Notes are to be surrendered, which instructions shall be given by Reorganized Fountain View, the Disbursing Agent, or the Indenture Trustee to such record holders as soon practicable after the Effective Date. Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

Any Claims for principal and interest arising under the 11 1/4% Notes represented by a security which is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of the Claim based thereon delivers to the Indenture Trustee (i) evidence satisfactory to the Indenture Trustee of the loss, theft, mutilation, or destruction of such instrument, and (ii) such security or indemnity as may be required by the Indenture Trustee to hold it harmless with respect thereto.

c. Distribution to Interest Holders Under the Plan.

As soon as reasonably practicable after the Effective Date, Reorganized Fountain View shall make the distributions called for in Part II.E of the Plan on account of the Class 14, Class 15, Class 17, and Class 18 Interests to the record holders of those respective Interests, in accordance with applicable law and the Plan.

As a condition to participation under the Plan, a holder of an Interest entitled to distributions of New Class A Common Stock, New Warrants, or New Preferred Stock under the Plan that desires to receive property to be distributed on account of such Interest shall agree in writing to be bound by the Stockholders’ Agreement and shall surrender the security representing such Interest to Reorganized Fountain View or its designee in accordance with procedures as shall be established by Reorganized Fountain View. Record holders of such Interests shall receive specific instructions regarding the time and manner in which the securities representing such Interests are to be surrendered, which instructions shall be given by Reorganized Fountain View to such record holders as soon as practicable after the Effective Date. Pending such surrender, such securities shall be cancelled and represent only the right to receive the distributions to which the holder is entitled under the Plan.

Any Interests represented by a security which is lost, stolen, mutilated, or destroyed shall be deemed surrendered when the holder of the Interest based thereon delivers to Reorganized Fountain View (i) evidence satisfactory to Reorganized Fountain View of the loss, theft, mutilation, or destruction of such instrument, and (ii) such security or indemnity as may be required by Reorganized Fountain View to hold it harmless with respect thereto. All equity securities issued under the Plan shall be deemed to be issued subject to the Stockholders’ Agreement notwithstanding the failure of any holder thereof to have agreed in writing to be bound by the terms of the Stockholders’ Agreement and the securities issued shall be legended with a notation to the effect that such securities are issued subject to the terms and restrictions, including restrictions on transfer, set forth in the Stockholders’

Agreement as well as any restrictions on transfer imposed by applicable securities law.

Securities issued in accordance with the Plan will not be registered pursuant to the Securities Act of 1933. Such securities are issued pursuant to the exemption from the registration requirements of the Securities Act of 1933 under Code section 1145.

d. Undeliverable and Unclaimed Distributions.

If the distribution to the holder of any Allowed Claim is returned to the Disbursing Agent as undeliverable, no further distribution shall be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then current address. Subject to the other provisions of the Plan, undeliverable distributions shall remain in the possession of the Disbursing Agent pursuant to this Section until such time as a distribution becomes deliverable. The Disbursing Agent will hold undeliverable cash distributions in an unsegregated, interest-bearing bank account for the benefit of the entities entitled to the distributions. These entities will be entitled to any interest actually earned on account of the undeliverable distributions. The bank account will be maintained in the name of the Disbursing Agent, but it will be accounted for separately.

Notwithstanding any otherwise applicable laws regarding unclaimed distributions including the law of escheat, any holder of an Allowed Claim who does not assert a claim in writing for an undeliverable distribution held by the Disbursing Agent within one year after the Effective Date shall no longer have any claim to or interest in such undeliverable distribution, and shall be forever barred from receiving any distributions under this Plan, or from asserting a Claim against the Debtors, the Estates, the Reorganized Enterprise, the Claims Agent, the Indenture Trustee or their respective property, and the Claim giving rise to the undeliverable distribution will be discharged.

Any undeliverable distributions that are not claimed under this Section will be retained by or returned to Reorganized Fountain View, free from any restrictions thereon. Nothing contained in the Plan shall require the Debtors, the Estates, the Disbursing Agent, the Reorganized Enterprise, the Claims Agent, or the Indenture Trustee, as the case may be, to attempt to locate any holder of an Allowed Claim.

This section V.H.4.d shall not apply to the Class 8 Claims, the distributions on account of which shall be made in their entirety to the Agent upon the Effective Date or the date upon which the Class 8 Claims shall become Allowed Claims.

J. Cancellation of Interests.

On the Effective Date, all Interests in the Debtors other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors will be deemed cancelled or extinguished pursuant to Section IV.A hereof.

K. Full Satisfaction.

The Disbursing Agent shall make, and each holder of a Claim shall receive, the distributions provided for in the Plan in full satisfaction and discharge of such Claim.

L. Compliance With Tax Requirements.

The Disbursing Agent shall comply with all withholding and reporting requirements imposed on it by governmental units, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements, if any.

M. Setoff, Recoupment and Other Rights.

Notwithstanding anything to the contrary contained in the Plan, the Reorganized Enterprise may, but shall not be required to, setoff, recoup, assert counterclaims, or withhold against the distributions to be made pursuant to this Plan on account of any Allowed Claim, any claims that the Debtors, the Estates, and the Reorganized Enterprise may have against the entity holding the Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment, nor the allowance of any Claim against the Debtors, the Estates, and the Reorganized Enterprise, nor any partial or full payment during the Reorganization Cases or after the Effective Date in respect of any Allowed Claim, shall constitute a waiver or release by Debtors, the Estates, and the Reorganized Enterprise of any claim that they may possess against such holder.

N. Dissolution of the Debtors other than Fountain View, Inc., Summit Care Pharmacy, Inc., and the Other Reorganized Debtors.

As of the Effective Date, the Debtors other than Fountain View, Inc., Summit

Care Pharmacy, Inc., and the Other Reorganized Debtors (i) will be dissolved or merged; (ii) their assets distributed to the Reorganized Enterprise as provided for in this Plan and the Corporate Restructuring Plan; and (iii) their liabilities will be discharged except as otherwise provided for in this Plan. The Reorganized Enterprise is authorized to file all documents and instruments necessary to effectuate dissolution of any of the Debtors in accordance with otherwise applicable law.

O. Conditions to Effectiveness of the Plan.

1. Conditions.

The Plan shall not become binding unless and until the Effective Date occurs. The Effective Date is the first Business Day that, as determined by Debtors in their reasonable discretion, is a Business Day (i) that is at least eleven days after the Confirmation Date; (ii) on which no stay of the Confirmation Order is in effect; and (iii) on which all of the following conditions have been satisfied or waived by Debtors in writing:

a. The Confirmation Order shall be entered in a form reasonably acceptable to the Debtors and the lenders providing the Exit Facility;

b. All the conditions to the execution and enforceability of the Exit Facility Closing Documents and the Corporate Restructuring Closing Documents shall have been satisfied or waived and the Exit Facility lenders shall have funded the Exit Facility;

c. The Claims Agent shall have been duly appointed and qualified to serve and all the conditions to the execution and enforceability of the General Claim Holder Agency Agreement (which shall be in a form reasonably acceptable to the Debtors and the Creditors’ Committee) have been satisfied or waived; and

d. The indenture trustee for the New Public Notes shall have been duly appointed and qualified to serve under the indenture governing the New Public Notes (which shall be in a form reasonably acceptable to the Debtors and the Noteholders’ Committee).

2. Waiver of Conditions.

The requirement that the conditions to the occurrence of the Effective Date, as specified in Section IV.O.1, above, be satisfied may be waived in whole or in part, and the time within which any such conditions must be satisfied may be extended, in writing by the Debtors or, in the case of Section IV.O.1.c and IV.O.1.d above, with the consent of the Creditors’ Committee and the Noteholders’ Committee, respectively. To be effective, such written waiver or extension must be filed with the Court. The failure to satisfy or waive any of such conditions may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied, including any action or inaction by the Debtors. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right shall be deemed ongoing and assertable at any time.

V.

MISCELLANEOUS PROVISIONS

A. Limitations of Liability.

1. For Solicitation or Participation.

Pursuant to section 1125(e) of the Bankruptcy Code, entities that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

2. For Actions in Connection with Plan and Related Matters.

To the maximum extent permitted by law, none of the Debtors, the Estates, the Reorganized Enterprise, the Committees, or any of their employees, officers, directors, attorneys, agents, members, or representatives, or professional advisors employed or retained by any of them, whether or not pursuant to a Final Order of the Court, shall have or incur any liability to any entity for any act taken or omission made in good faith in connection with or related to formulating, implementing, or confirming the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan.

3. No Admissions.

Notwithstanding anything to the contrary in the Plan, if the Plan is not confirmed or the Effective Date does not occur, the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (i) be deemed to be an admission by any Debtor with respect to any matter set forth in the Plan, including, without limitation, liability on any Claim or the propriety of any Claim’s classification; (ii) constitute a waiver, acknowledgment, or release of any Claims by or against, or any Interests in, any Debtor; or (iii) prejudice in any manner the rights of the Debtors, the Estates, or any creditors in any further proceedings.

B. Dissolution of Committees.

On the Effective Date, the Committees and any other committee appointed pursuant to Bankruptcy Code section 1102 shall be released and discharged from the rights and duties arising from or related to the Reorganization Cases, except with respect to final applications for professionals’ compensation and objections thereto. The professionals retained by the Committees and any other committee appointed pursuant to Bankruptcy Code section 1102 and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely Filed after the Effective Date as provided in the Plan and objections thereto, as approved by the Court.

C. Exemption from Certain Transfer Taxes.

In accordance with Bankruptcy Code section 1146(c), neither the issuance, transfer, exchange of a security, nor the delivery of an instrument of transfer under this Plan or the Corporate Restructuring Plan shall be taxed under any law imposing a stamp or similar tax. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of such tax or other governmental assessment.

D. Modifications of the Plan.

Subject to the conditions and terms of the Exit Facility Closing Documents and restrictions set forth in Code section 1127, the Debtors and Reorganized Fountain View reserve the right to alter, amend, or modify the Plan before its substantial consummation.

E. Revocation of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Plan is not confirmed or the Effective Date does not occur—either because the Debtors revoked or withdrew the Plan or for any other reason—the Plan will be null and void, and nothing contained in the Plan or the Disclosure Statement will: (i) waive or release any Claims by or against, or any Interests in, the Debtors; or (ii) prejudice in any manner any rights that the Debtors, the Estates, or any creditors or equity security holders have in any further proceedings.

F. Post-Effective Date Effect of Evidences of Claims or Interests.

Except as otherwise provided in the Plan, commencing on the Effective Date, notes, stock certificates, warrants, and other evidences of Claims against, or Interests in, a Debtor will represent only the right to receive the distributions contemplated under the Plan.

G. Nonapplicability of Local Rule 3020-1(2).

Neither the Debtors nor the Reorganized Enterprise will be required to comply with Local Bankruptcy Rule 3020-1(2), which otherwise requires the filing of certain status reports after the Confirmation Date, or otherwise file reports after the Confirmation Date with the Court, except as expressly provided in the Confirmation Order.

H. Successors and Assigns.

The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such entity.

I. Saturday, Sunday, or Legal Holiday.

If any payment or act under the Plan is required to be made or performed on a day that is not a Business Day, then the payment or act may be completed on the next day that is a Business Day, in which event the payment or act will be deemed to have been completed on the required day.

J. Governing Law.

Unless a rule of law or procedure is supplied by (i) federal law (including the Bankruptcy Code and Bankruptcy Rules), or (ii) an express choice of law provision in any agreement, contract, instrument, or document provided for, or executed in connection with, the Plan, the rights and obligations arising under the Plan and any agreements, contracts, documents, and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California without giving effect to the principles of conflict of laws thereof.

K. Severability of Plan Provisions.

If, before confirmation, the Court holds that any Plan term or provision is invalid, void, or unenforceable, the Court may alter or interpret that term or provision so that it is valid and enforceable to the maximum extent possible consistent with the original purpose of that term or provision. That term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the Plan’s remaining terms and provisions will remain in full force and effect and will in no way be affected, impaired, or invalidated. The Confirmation Order will constitute a judicial determination providing that each Plan term and provision, as it may have been altered or interpreted in accordance with this Section, is valid and enforceable under its terms.

L. Application of Code Section 1145.

The exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. § 77e, and any state or local law requiring registration or qualification for the offer or sale of a security, provided under Bankruptcy Code section 1145, shall apply to the securities distributed under the Plan.

VI.

EFFECT OF CONFIRMATION OF THE PLAN

A. Discharge and Injunction.

The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors, the Reorganized Enterprise, and any of their property; and holders of Claims or Interests are not allowed to enforce their rights with respect to prepetition Claims or Interests outside the terms of the Plan. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date: (i) the Debtors, the Estates, the Reorganized Enterprise, and their property shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Code from all Claims and Interests, including, demands, liabilities, Claims, and Interests that arose before the Confirmation Date and all debts of the kind specified in Code sections 502(g), 502(h), or 502(i), regardless of whether or not (a) a proof of Claim or Interest based on such debt or Interest is filed or deemed filed; (b) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Code; or (c) the holder of a Claim or Interest based on such debt or Interest has or has not accepted the Plan; and (ii) all entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Enterprise, and their property any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date.

Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Debtors, as provided in sections 524 and 1141 of the Code, and such discharge shall void any judgment against any of the Debtors obtained at any time to the extent that such judgment is a determination of the personal liability of any of the Debtors.

Except as otherwise provided in the Plan or the Confirmation Order, on and after the Effective Date, all entities who have held, currently hold, or may hold a debt,

Claim, or Interest discharged pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged debt, Claim, or Interest: (i) commencing or continuing in any manner any action or other proceeding against the Debtors, the Estates, the Reorganized Enterprise, or their property in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan, the ADR Procedures, or the Confirmation Order; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Estates, the Reorganized Enterprise, or their property; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Estates, the Reorganized Enterprise, or their property to enforce a claim that arose preconfirmation; (iv) terminating or canceling any Resident Agreement on account of its assumption or assignment hereunder; (v) asserting any setoff, right of subrogation, or recoupment of any kind (other than as expressly provided by the Plan with respect to claims of setoff preserved pursuant to section 553 of the Code) against any obligation due to the Debtors, the Estates, the Reorganized Enterprise, or their property; (vi) enforcing any contractual or legal right of subordination inconsistent with the terms of the Plan; and (vii) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan, the ADR Procedures, or the Confirmation Order. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

B. Payment of Statutory Fees.

The Disbursing Agent shall pay all fees due under 28 U.S.C. § 1930 in accordance with Section II.B.1 of the Plan.

C. Retention of Jurisdiction.

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Court shall retain jurisdiction over the Reorganization Cases after the Effective Date to the fullest extent provided by law, including the jurisdiction to:

1. Allow, disallow, determine, liquidate, classify, establish the priority or secured or unsecured status of, estimate, or limit any Claim, Interest, or Administrative Claim, and with respect to Claims based on personal injury or wrongful death, continue to enforce the ADR Procedures;

2. Rule on applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Code or the Plan, for periods ending on or before the Effective Date;

3. Resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which any of the Debtors is a party or with respect to which any of the Debtors may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

4. Ensure that distributions to holders of Allowed Claims, Administrative Claims, and Interests are accomplished pursuant to the provisions of the Plan;

5. Resolve any and all applications, motions, adversary proceedings, and other matters involving the Debtors that may be pending on the Effective Date or that may be instituted thereafter in accordance with the terms of the Plan;

6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents entered into in connection with the Plan;

7. Resolve any and all controversies, suits, or issues that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any person’s rights or obligations in connection with the Plan;

8. Modify the Plan before or after the Effective Date pursuant to Code section 1127, or modify the Disclosure Statement or any contract, instrument, release, or other agreement created in connection with the Plan or Disclosure Statement; or remedy any defect or omission or reconcile any inconsistency in any order of the Court, the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created in connection with the Plan or Disclosure Statement, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Code;

9. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to enforce the Plan or restrain interference by any entity with consummation or enforcement of the Plan;

10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

11. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, the Avoiding Actions or any contract, instrument, release, or other agreement or document created in connection with the Plan, Plan Supplement or the Disclosure Statement or approved by the Court; and

12. Enter an order closing the Reorganization Cases.

If the Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter, this Section shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

VII.

RECOMMENDATION AND CONCLUSION

The Debtors believe that Plan confirmation and implementation are preferable to any feasible alternative because the Plan will maximize the value of the Estates. Creditors will receive payment in full of their Allowed Claims and preferred and common shareholders in Classes 14, 15, 17, and 18 will receive equity interests in Reorganized Fountain View in exchange for their Interests.

Dated: June 30, 2003	FOUNTAIN VIEW, INC. and its 22 CHAPTER 11 AFFILIATES

/s/ BOYD HENDRICKSON
	By:	BOYD HENDRICKSON
	Title:	Chief Executive Officer

SUBMITTED BY:

/s/ BRENDT C. BUTLER
DANIEL J. BUSSEL, ESQ., MICHAEL L. TUCHIN, ESQ., and BRENDT C. BUTLER, ESQ., Attorneys with KLEE, TUCHIN, BOGDANOFF & STERN LLP Reorganization Counsel for Debtors and Debtors in Possession